As filed with the Securities and Exchange Commission on June 21, 2002

                                                      Registration No. 333-_____

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                      LEXINGTON CORPORATE PROPERTIES TRUST
             (Exact name of Registrant as specified in its charter)

                   Maryland                        13-3717318
        (State or Other Jurisdiction            (I.R.S. Employer
      of Incorporation or Organization)       Identification Number)

                              355 Lexington Avenue
                               New York, NY 10017
                                 (212) 692-7260
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           T. Wilson Eglin                           With copies to:
President and Chief Operating Officer             Barry A. Brooks, Esq.
 Lexington Corporate Properties Trust            Mark Schonberger, Esq.
         355 Lexington Avenue             Paul, Hastings, Janofsky & Walker LLP
          New York, NY 10017                       75 East 55th Street
            (212) 692-7260                      New York, New York 10022
 (Name, address, including zip code,                 (212) 318-6000
and telephone number, including area
    code, of agent for service)

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

                               ------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. /_/
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                               ------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                            Proposed     Proposed
                                            Maximum      Maximum
 Title of each class           Amount       Offering     Aggregate    Amount of
    of securities               to Be        Price       Offering   Registration
   to be registered          Registered   Per Unit (1)   Price (1)     Fee (1)
================================================================================
Common shares of
  beneficial interest, par
  value $.0001 per share....83,400 shares    $16.37     $1,365,258    $125.60
================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low reported sales prices for the registrant's common shares of beneficial interest, as reported on the New York Stock Exchange on June 18, 2002, which was within five business days prior to the filing of this registration statement.

                               ------------------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                   SUBJECT TO COMPLETION, DATED JUNE 21, 2002

Prospectus

--------------------------------------------------------------------------------

                                  83,400 Shares

                      LEXINGTON CORPORATE PROPERTIES TRUST

                      Common Shares Of Beneficial Interest

--------------------------------------------------------------------------------

      We are Lexington Corporate Properties Trust, a self-managed and self-administered real estate investment trust that acquires, owns and manages a geographically diversified portfolio of net leased office, industrial and retail properties. Our executive offices are located at 355 Lexington Avenue, New York, New York 10017, and our telephone number is (212) 692-7260.

      This prospectus relates to the possible offer up to 83,400 common shares, which we may issue in exchange for the redemption of an equal number of units of limited partnership, or OP units, issued by our controlled operating partnership subsidiary, Lepercq Corporate Income Fund, L.P. The OP units were issued on June 23, 2000 and are redeemable on and after June 23, 2002, as more fully described in this prospectus. We will not receive proceeds from any issuance of common shares in exchange for OP units. We are not being assisted by any underwriter in connection with any issuance of common shares in exchange for OP units. This prospectus also relates to the possible offer and sale by the recipient, from time to time, of any common shares we issue in exchange for OP units. We will not receive any proceeds from any possible sale of the common shares by the recipient. For information regarding the recipient, see "SELLING SHAREHOLDER" beginning on page 8 of this prospectus.

      We are registering the common shares being offered by this prospectus in order to permit the recipient thereof to sell such shares without restriction, in the open market or otherwise. However, the registration of such common shares does not necessarily mean that any of the OP units will be submitted for redemption or that any of the common shares to be issued upon such redemption will be offered or sold by the recipient thereof.

      Our common shares trade on the New York Stock Exchange under the symbol "LXP." On June 18, 2002, the last reported sale price of our common shares, as reported on the New York Stock Exchange, was $16.40 per share.

                               ------------------

  YOU SHOULD BE AWARE THAT AN INVESTMENT IN OUR COMMON SHARES INVOLVES VARIOUS
        RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
   ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                               ------------------

                 THE DATE OF THIS PROSPECTUS IS ______________.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                Table of Contents
                                -----------------

                                                                          PAGE
                                                                          ----

About This Prospectus.......................................................ii

Where You Can Find More Information.........................................ii

Cautionary Statements Concerning Forward-Looking Information................ii

Summary......................................................................1

Risk Factors.................................................................3

Selling Shareholders.........................................................8

Use of Proceeds..............................................................8

Plan of Distribution.........................................................9

Description of Common Shares................................................10

Restrictions On Transfers Of Capital Stock And Anti-Takeover Provisions.....11

Description of OP Units.....................................................13

Redemption of OP Units......................................................17

Registration Rights.........................................................18

Comparison of Ownership of OP Units and Common Shares.......................19

The Company.................................................................25

Management..................................................................29

Certain Relationships and Related Party Transactions........................31

Federal Income Tax Considerations...........................................31

Experts.....................................................................40

Legal Matters...............................................................40

                              ABOUT THIS PROSPECTUS

      All references to "the Company," "we," "our" and "us" in this prospectus mean Lexington Corporate Properties Trust and all entities owned or controlled by us except where it is made clear that the term means only the parent company. All references to "the Operating Partnership" in this prospectus mean our controlled subsidiary, Lepercq Corporate Income Fund, L.P. The term "you" refers to a prospective investor.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials that we have filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which is commonly referred to as the Exchange Act:

1. The Company's Annual Report on Form 10-K (Commission File No. 1-12386) for the year ended December 31, 2001, filed on February 21, 2002.

2. The Company's 2001 Proxy Statement on Schedule 14-A (Commission File No. 1-12386), filed on April 15, 2002.

3. The Company's Quarterly Report on Form 10-Q (Commission File No. 1-12386) for the quarter ended March 31, 2002, filed on May 14, 2002.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                           T. Wilson Eglin, President
                      Lexington Corporate Properties Trust
                              355 Lexington Avenue
                            New York, New York 10017
                                 (212) 692-7260

      This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

      Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (which is commonly referred to as the Securities Act), or Section 21E of the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," or the negative of these words or other similar words or terms. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate market specifically, legislative/regulatory changes including changes to laws governing the taxation of REITs, availability of debt and equity capital, interest rates, competition, supply and demand for properties in our current and proposed market areas, policies and guidelines applicable to REITs, and the other factors described in the section entitled "RISK FACTORS" beginning on page 3 of this prospectus. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus may not occur and our actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                     SUMMARY

      This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should carefully read this entire prospectus, especially the section entitled "RISK FACTORS" beginning on page 3 of this prospectus, as well as the documents incorporated by reference in this prospectus, as provided in the section entitled "WHERE YOU CAN FIND MORE INFORMATION" on page ii of this prospectus, before making an investment decision. Unless otherwise indicated, all financial and property information is presented as of March 31, 2002.

The Company

      We are a self-managed and self-administered real estate investment trust, commonly referred to as a REIT. Our common shares are listed on the New York Stock Exchange. Our primary business is the acquisition, ownership and management of a geographically diverse portfolio of net leased office, industrial and retail properties. Substantially all of our properties are subject to triple net leases, which are generally characterized as leases in which the tenant bears all or substantially all of the costs and cost increases for real estate taxes, utilities, insurance and ordinary repairs and maintenance. As of March 31, 2002, we had ownership interests in 97 properties, located in 30 states and containing an aggregate of approximately 16.5 million net rentable square feet of space. Approximately 98.3% of the net rentable square feet is leased.

      We grow our portfolio primarily by acquiring properties from corporations and other entities in sale-leaseback transactions and from developers of newly constructed properties built to suit the needs of a corporate tenant. Additionally, we enter into joint ventures with third-party investors as a means of creating additional growth and expanding the revenue realized from advisory and asset management activities.

      Our senior executive officers average over 20 years of experience in the real estate investment and net lease business. We have diversified our portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. We believe that such diversification should help insulate us from regional recession, industry specific downturns and price fluctuations by property type. As part of our ongoing efforts, we expect to continue to effect portfolio and individual property acquisitions and dispositions, through joint ventures and for our own account, expand existing properties, attract investment grade quality tenants, extend lease maturities in advance of expiration and refinance outstanding indebtedness when advisable.

      Through a predecessor entity, we commenced operations as a REIT in 1993, and we presently have three operating partnership subsidiaries. The operating partnership structure enables us to acquire property by issuing to a seller, as a form of consideration, limited partnership interests in any of our operating partnership subsidiaries. We refer to these limited partnership interests as OP units. The OP units are redeemable, after certain dates, for our common shares. We believe that this structure facilitates our ability to raise capital and to acquire portfolio and individual properties by enabling us to structure transactions which may defer tax gains for a contributor of property while preserving our available cash for other purposes, including the payment of dividends and distributions.

      Our executive offices are located at 355 Lexington Avenue, New York, New York 10017, and our telephone number is (212) 692-7260.

Risk Factors

      An investment in the common shares covered by this prospectus involves various risks. For a discussion of factors that should be considered in evaluating such an investment, see "RISK FACTORS" beginning on page 3.

Securities to be Offered

      This prospectus relates to the possible offer up to 83,400 common shares, which we may issue in exchange for the redemption of an equal number of OP units by the Operating Partnership. The OP units were issued on June 23, 2000, and become redeemable on June 23, 2002, as more fully described in this prospectus. See "REDEMPTION OF OP UNITS" beginning on page 17 of this prospectus. We will not receive proceeds from any issuance of common shares in exchange for OP units (but we will acquire the OP units submitted for redemption). This prospectus also relates to the possible offer and sale by the recipient, from time to time, of any common shares we issue in exchange for OP units. We will not receive any proceeds from any possible sale of the common shares by the recipient.

      We are registering the common shares covered by this prospectus in order to permit the recipient thereof to sell such shares without restriction, in the open market or otherwise. However, the registration of such common shares does not necessarily mean that any of the OP units will be submitted for redemption or that any of the common shares to be issued upon such redemption will be offered or sold by the recipient thereof.

      The recipient of the common shares covered by this prospectus, and any agents or broker-dealers that participate with them in the distribution of such common shares, may be deemed "underwriters" within the meaning of the Securities Act and any commissions received by them on the resale of such common shares may be deemed to be underwriting commissions or discounts under the Securities Act.

Distribution Policy

      Distributions are paid to our shareholders on a quarterly basis if, as and when declared by our Board of Trustees. Our current annualized distribution per common share is $1.32, based upon our most recent quarterly distribution of $0.33 per share, which was paid on May 15, 2002 to shareholders of record as of April 30, 2002. In order to maintain our status as a REIT, we must distribute at least 90% of our "REIT taxable income," and any after-tax net income from foreclosure properties, less any excess non-cash income, to the holders of our common shares. See "FEDERAL INCOME TAX CONSIDERATIONS" on page 31 of this prospectus. Although we expect to continue our policy of making quarterly distributions, there can be no assurance that we will continue to make distributions on a quarterly basis or that we will maintain distributions at the current level.

                                  RISK FACTORS

      In evaluating an investment in our common shares, you should carefully consider the following factors, in addition to other information set forth or incorporated by reference in this prospectus. See the section entitled "WHERE YOU CAN FIND MORE INFORMATION" on page ii of this prospectus.

      Risks Involved in Single Tenant Leases. We focus our acquisition activities on real properties that are net leased to single tenants. Therefore, the financial failure of, or other default by, a single tenant resulting in the termination of a lease may cause a significant reduction in the operating cash flow generated by the property leased to that tenant and might decrease the value of that property.

      Dependence on Major Tenants. Revenues from several of our tenants and/or their guarantors constitute a significant percentage of our rental revenues. As of March 31, 2002, our ten largest tenants/guarantors, which occupy twenty-four properties, represent 41.6% of our rental revenue (including proportionate share of non-consolidated investees) for the preceding three months, with two tenants representing 16.1% of our rental revenue. The default, financial distress or bankruptcy of any of the tenants of these properties could cause interruptions in the receipt of lease revenues from these tenants and/or result in vacancies, which would reduce our revenues and increase operating costs until the affected property is re-let, and could decrease the ultimate sale value of that property. Upon the expiration of the leases that are currently in place with respect to these properties, we may not be able to re-lease the vacant property at a comparable lease rate or without incurring additional expenditures in connection with the re-leasing.

      Kmart Corporation, our largest tenant based upon rental revenues, filed for Chapter 11 bankruptcy protection on January 22, 2002. Kmart leases a 1.7 million square foot distribution facility in Warren, Ohio. We have no retail properties leased to Kmart. The Kmart lease expires on September 30, 2007. Annual net rents are presently $8.4 million ($4.95 per square feet) and increase to $9.4 million on October 1, 2002. As of March 31, 2002, we had $6.1 million in accounts receivable from Kmart (including $1.9 million in straight-line rents). On April 1, 2002, Kmart paid the Company $1.6 million in rent which was all of the post-petition rent owed. Kmart is current in its rental obligation to us (the next rental payment is due October 1, 2002) and there have been no discussions with respect to the lease.

      Leverage. We have incurred, and may continue to incur, indebtedness (secured and unsecured) in furtherance of our activities. Neither our Declaration of Trust nor any policy statement formally adopted by our Board of Trustees limits either the total amount of indebtedness or the specified percentage of indebtedness that we may incur. Accordingly, we could become more highly leveraged, resulting in increased risk of default on our obligations and in an increase in debt service requirements which could adversely affect our financial condition and results of operations and our ability to pay distributions.

      Risks Relating to Interest Rate Increases. We have exposure to market risks relating to increases in interest rates due to our variable rate debt. Specifically, we currently maintain an unsecured credit facility, a secured second mortgage on a property, and four mortgage notes encumbering four properties for which interest accrues at variable rates. An increase in interest rates may increase our costs of borrowing on existing variable rate indebtedness leading to a reduction in our net income.

      As of March 31, 2002, our variable rate indebtedness represented 10.7% of consolidated mortgages payable and had a weighted average interest rate of 4.4%. The level of our variable rate indebtedness, along with the interest rate associated with such variable rate indebtedness, may change in the future and may materially affect our interest costs and net income. In addition, the interest costs which we incur in connection with our fixed rate indebtedness may increase if we are required to refinance our fixed rate indebtedness at higher interest rates.

      Risks Associated with Refinancing. A significant number of our properties are subject to mortgages with balloon payments due at maturity. As of March 31, 2002, the scheduled balloon payments for the remainder of 2002 and the next four calendar years are as follows:

   o     2002- $0;

   o     2003- $0;

   o     2004- $17.4 million;

   o     2005- $81.0 million; and

   o     2006- $0.

      Our ability to make the remaining balloon payments will depend upon our ability either to refinance the related mortgage or to sell the related property. Our ability to accomplish these goals will be affected by various factors existing at the relevant time, such as the state of the national and regional economies, local real estate conditions, available mortgage rates, our equity in the mortgaged properties, our financial condition, the operating history of the mortgaged properties and tax laws.

      Uncertainties Relating to Lease Renewals and Re-letting of Space. Upon expiration of current leases for space located in our properties, we may not be able to re-let all or a portion of that space, or the terms of re-letting, including the cost of concessions to tenants, may be less favorable to us than current lease terms. If we are unable to re-let promptly all or a substantial portion of the space located in our properties or if the rental rates we receive upon re-letting are significantly lower than current rates, our net income and ability to make expected distributions to our shareholders will be adversely affected. There can be no assurance that we will be able to retain tenants in any of our properties upon the expiration of their leases. As of March 31, 2002, our scheduled lease maturities for the remainder of 2002 and the next four years are as follows:


                                 Number of        Annual Rent
                                  Leases           ($000)
                                ----------       -------------
      2002.................          2           $      777
      2003.................          1                1,900
      2004.................          1                  337
      2005.................          7                7,460
      2006.................         14               12,238
                                 -------         -------------
            Total..........         25           $   22,712
                                 =======         =============

      Defaults on Cross-Collateralized Properties. As of March 31, 2002, seventeen of our properties are part of a segregated pool of assets with respect to which commercial mortgage pass-through certificates were issued, and two mortgages on two properties in Canton, OH and Spartansburg, SC are cross-collateralized. To the extent that any of our properties is cross-collateralized, any default by us under the mortgage relating to one property will result in a default under the financing arrangements relating to any other property that also provides security for that mortgage.

      Possible Liability Relating to Environmental Matters. Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, as an owner of real property, we may be liable for the costs of removal or remediation of hazardous or toxic substances at, on, in or under our property, as well as other potential costs relating to hazardous or toxic substances, including government fines and penalties and damages for injuries to persons and adjacent property. These laws may impose liability without regard to whether we knew of, or were responsible for, the presence or disposal of those substances. This liability may be imposed on us in connection with the activities of an operator of, or tenant at, the property. The cost of any required remediation, removal, fines or personal or property damages and our liability therefor could exceed the value of the property and/or our aggregate assets. In addition, the presence of those substances, or the failure to properly dispose of or remove those substances, may adversely affect our ability to sell or rent that property or to borrow using that property as collateral, which, in turn, would reduce our revenues and ability to make distributions.

      A property can also be adversely affected either through physical contamination or by virtue of an adverse effect upon value attributable to the migration of hazardous or toxic substances, or other contaminants that have or may have emanated from other properties. Although our tenants are primarily responsible for any environmental damages and claims related to the leased premises, in the event of the bankruptcy or inability of a tenant to satisfy any obligations with respect to the property leased to that tenant, we may be required to satisfy such obligations. In addition, we may be held directly liable for any such damages or claims irrespective of the provisions of any lease.

      From time to time, in connection with the conduct of our business, and prior to the acquisition of any property from a third party or as required by our financing sources, we authorize the preparation of Phase I environmental reports and, when necessary, Phase II environmental reports, with respect to our properties. Based upon these environmental reports and our ongoing review of our properties, as of the date of this prospectus, we are not aware of any environmental condition with respect to any of our properties that we believe would be reasonably likely to have a material adverse effect on us. There can be no assurance, however, that the environmental reports will reveal all environmental conditions at our properties or that the following will not expose us to material liability in the future:

   o     the discovery of previously unknown environmental conditions;

   o     changes in law;

   o     activities of tenants; or

   o     activities relating to properties in the vicinity of our properties.

      Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which could adversely affect our financial condition or results of operations.

      Uninsured Loss. We carry comprehensive liability, fire, extended coverage and rent loss insurance on most of our properties, with policy specifications and insured limits customarily carried for similar properties. However, with respect to those properties where the leases do not provide for abatement of rent under any circumstances, we generally do not maintain rent loss insurance. In addition, there are certain types of losses, such as losses resulting from wars or acts of God, that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any loss of these types would adversely affect our financial condition.

      Competition. There are numerous commercial developers, real estate companies, financial institutions and other investors whose financial resources are greater than ours, which compete with us in seeking properties for acquisition and tenants who will lease space in our properties. Due to our focus on net lease properties located throughout the United States, and because most competitors are locally and/or regionally focused, we do not encounter the same competitors in each region of the United States. Our competitors include other REITs, financial institutions, insurance companies, pension funds, private companies and individuals. This competition may result in a higher cost for properties that we wish to purchase.

      Failure to Qualify as a REIT. We believe that we have met the requirements for qualification as a REIT for federal income tax purposes beginning with our taxable year ended December 31, 1993, and we intend to continue to meet these requirements in the future. However, qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, which is generally referred to as the Code, for which there are only limited judicial or administrative interpretations. No assurance can be given that we have qualified or will remain qualified as a REIT. The Code provisions and income tax regulations applicable to REITs are more complex than those applicable to corporations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the requirements for qualification as a REIT or the federal income tax consequences of such qualification. If we do not qualify as a REIT, we would not be allowed a deduction for distributions to shareholders in computing our income. In addition, our income would be subject to tax at the regular corporate rates. We also could be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Cash available for distribution to our shareholders would be significantly reduced for each year in which we do not qualify as a REIT. In that event, we would not be required to continue to make distributions. Although we currently intend to continue to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us, without the consent of the shareholders, to revoke the REIT election or to otherwise take action that would result in disqualification.

      Distribution Requirements Imposed by Law Limit Our Flexibility. To maintain our status as a REIT for federal income tax purposes, we are generally required to distribute to our shareholders at least 90% of our taxable income for that calendar year. Our taxable income is determined without regard to any dividends paid deduction and by excluding net capital gains. We intend to continue to make distributions to our shareholders to comply with the distribution requirements of the Code and to reduce exposure to federal income and nondeductible excise taxes. Differences in timing between the receipt of income and the payment of expenses in determining our income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis in order to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

      Interest Rate Fluctuations. It is likely that the public valuation of our common shares will be based primarily on the earnings that we derive from rental income with respect to our properties and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common shares. For instance, if interest rates rise, it is likely that the market price of our common shares will decrease because potential investors may require a higher dividend yield on our common shares as market rates on interest-bearing securities, such as bonds, rise.

      Inability to Carry Out Growth Strategy. Our growth strategy is based on the acquisition and development of additional properties, including acquisitions through co-investment programs. In the context of our business plan, "development" generally means an expansion or renovation of an existing property or the acquisition of a newly constructed property. We typically provide a developer with a commitment to acquire a property upon completion of construction. Our plan to grow through the acquisition and development of new properties could be adversely affected by trends in the real estate and financing businesses. The consummation of any future acquisitions will be subject to satisfactory completion of our extensive valuation analysis and due diligence review, and negotiation of definitive documentation. We cannot be sure that we will be able to implement our strategy because we may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. If we are unable to carry out our strategy, our financial condition and results of operations could be adversely affected.

      Acquisitions of additional properties entail the risk that investments will fail to perform in accordance with expectations, including operating and leasing expectations. Redevelopment and new project development are subject to numerous risks, including risks of construction delays, cost overruns or force majeure that may increase project costs, new project commencement risks such as the receipt of zoning, occupancy and other required governmental approvals and permits, and the incurrence of development costs in connection with projects that are not pursued to completion.

      We anticipate that some of our acquisitions and developments will be financed using the proceeds of periodic equity or debt offerings, lines of credit or other forms of secured or unsecured financing that will result in a risk that permanent financing for newly acquired projects might not be available or would be available only on disadvantageous terms. If permanent debt or equity financing is not available on acceptable terms to refinance acquisitions undertaken without permanent financing, further acquisitions may be curtailed or cash available for distribution may be adversely affected.

      Dilution of Common Shares. Our future growth will depend in part on our ability to raise additional capital. If we raise additional capital through the issuance of equity securities, the interests of holders of our common shares, including the common shares being offered by this prospectus, could be diluted. Likewise, our Board of Trustees is authorized to cause us to issue preferred shares in one or more series, the holders of which would be entitled to the dividends and voting and other rights that our Board of Trustees determines, and which could be senior to our common shares. Accordingly, our Board of Trustees may authorize the issuance of preferred shares with dividends and voting and other rights that could be dilutive to or otherwise adversely affect the interests of holders of our common shares.

      Ownership Limitations. For us to qualify as a REIT under the Code, among other things, not more than 50% in value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such shares of our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). Our Declaration of Trust includes certain restrictions regarding transfers of shares of our capital stock and Ownership Limits that are intended to assist us in satisfying these limitations. These restrictions and limits may not be adequate in all cases, however, to prevent the transfer of shares of our capital stock in violation of the Ownership Limitations. The Ownership Limit discussed above may have the effect of delaying, deferring or preventing someone from taking control of our company, even though a change of control could involve a premium price for our common shares or otherwise be in your best interest.

      Restrictions on a Potential Change of Control. Our Board of Trustees is authorized by our Declaration of Trust to establish and issue one or more series of preferred shares without shareholder approval. As of the date of this prospectus, we have established one series of preferred shares, but no shares of this series are currently outstanding. The establishment of this series or a future series of preferred shares could make more difficult a change of control of our company that could be in your best interest.

      Concentration Of Ownership By Certain Investor. As of May 31, 2002, E. Robert Roskind, the Chairman of our Board of Trustees and our Co-Chief Executive Officer, owned or controlled, including through trusts with respect to which he disclaims beneficial ownership, 474,718 common shares, 1,486,975 OP units which are currently convertible into common shares (including the OP units to which this prospectus relates), and vested options to purchase 13,169 common shares, representing, in the aggregate, 6.9% of our total outstanding voting securities on a diluted basis. A significant concentration of ownership may allow an investor to exert a greater influence over our management and affairs, and may have the effect of delaying, deferring or preventing a change of control, may discourage bids for our common shares at a premium over the market price, and may adversely affect the market price of our common shares.

      Limited Control over Joint Venture Investments. Our joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our co-venturer might become bankrupt, that our co-venturer might at any time have different interests or goals than we do, and that our co-venturer may take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither we nor our co-venturer would have full control over the joint venture. Also, there is no limitation under our organizational documents as to the amount of funds that may be invested in joint ventures. Our credit facility restricts the amount of capital that we can invest in joint ventures.

      Conflicts of Interest with Respect to Sales and Refinancings. Two of our trustees and officers own OP units and, as a result, may face different and more adverse tax consequences than you will if we sell, or reduce our mortgage indebtedness on, any of our properties. Those individuals may, therefore, have different objectives than you regarding the appropriate pricing and timing of any sale of our properties or reduction of mortgage debt. Accordingly, there may be instances in which we may not sell a property or pay down the debt on a property even though doing so would be advantageous to you.

      Limitations on Sale of Certain Properties. We have agreed with the sellers of five of our properties not to sell those properties for a period of time in a taxable transaction, subject to certain exceptions. We may enter into similar agreements in connection with future property acquisitions. These agreements generally provide that we may dispose of these properties in transactions that qualify as tax-free exchanges under Section 1031 of the Code. Therefore, we may be precluded from selling these properties other than in transactions that would qualify as tax-free exchanges for federal income tax purposes, even if it would be in your best interest to do so. These restrictions expire at various dates through January 1, 2004. As of March 31, 2002, the net book value of these properties approximated $54.8 million.

      Our Ability To Change Our Portfolio Is Limited Because Real Estate Investments Are Illiquid. Equity investments in real estate are relatively illiquid and, therefore, our ability to change our portfolio promptly in response to changed conditions will be limited. Our Board of Trustees may establish investment criteria or limitations as it deems appropriate, but currently does not limit the number of properties in which we may seek to invest or on the concentration of investments in any one geographic region. We could change our investment, disposition and financing policies without a vote of our shareholders.

      Our Board of Trustees May Change Our Investment Policy Without Shareholders' Approval. Subject to our fundamental investment policy to maintain our qualification as a REIT, our Board of Trustees will determine our investment and financing policies, our growth strategy and our debt, capitalization, distribution, acquisition, disposition and operating policies. Although our Board of Trustees has no present intention to revise or amend these strategies and policies, it may do so at any time without a vote by our shareholders. Accordingly, our shareholders' control over changes in our strategies and policies is limited to the election of trustees, and changes made by our Board of Trustees may not serve the interests of our shareholders and could adversely affect our financial condition or results of operations, including our ability to distribute cash to shareholders or to qualify as a REIT.

      Limits on Ownership of Our Common Shares. Actual or constructive ownership of our common shares in excess of the share Ownership Limits contained in our Declaration of Trust would cause the violative transfer or ownership to be void or cause the shares to be transferred to a charitable trust and then sold to a person or entity who can own the shares without violating these limits. As a result, if a violative transfer were made, the recipient of the shares would not acquire any economic or voting rights attributable to the transferred shares. Additionally, the constructive ownership rules for these limits are complex and groups of related individuals or entities may be deemed a single owner and consequently in violation of the share Ownership Limits. We recommend that you read "RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS" on page 10 of this prospectus for a detailed description of the share Ownership Limits.

                               SELLING SHAREHOLDER

        The selling shareholder will have received any common shares it may offer for sale under this prospectus by redeeming the OP units to which this prospectus relates. The OP units were issued on June 23, 2000 and are redeemable on or after June 23, 2002. The following table identifies the selling shareholder and sets forth the number of common shares that would be issued and could be resold if all of the OP units held by the selling shareholder are redeemed for common shares. If necessary, a supplement to this prospectus will identify any other selling shareholders.

                         Beneficial Ownership                         Beneficial Ownership of
                        of Common Shares Prior    Number of Shares    Common Shares After the
Selling Shareholder        to the Offering         Being Offered             Offering
----------------------------------------------------------------------------------------------
The LCP Group, L.P.(1)           (1)                 83,400 (2)              (1) (3)


---------------
(1) E. Robert Roskind, the Chairman of our Board of Trustees and Co-Chief Executive Officer is the controlling stockholder of the general partner of the selling shareholder. As of May 31, 2002, Mr. Roskind owned or controlled, including through trusts with respect to which he disclaims beneficial ownership, 474,718 common shares, 1,486,975 OP units which are currently convertible into common shares (including the OP units to which this prospectus relates), and vested options to purchase 13,169 common shares, representing, in the aggregate, 6.9% of our total outstanding voting securities on a diluted basis.

(2) Assumes a one-to-one ratio for redemption of the OP units to which this prospectus relates into common shares. This ratio is subject to certain anti-dilution adjustments.

(3) Because the selling shareholder may offer all, some or none of the common shares it may receive upon redemption of the OP units to which this prospectus relates, and because the offering contemplated by this prospectus is currently not being underwritten, no estimate can be given as to the number of common shares that will be held by the selling shareholder upon or prior to the termination of this offering. We have assumed for purposes of the above chart that the selling shareholder will sell all of its shares.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the issuance or resale of the common shares covered by this prospectus.

                              PLAN OF DISTRIBUTION

      This prospectus relates to our offering of up to 83,400 common shares if, and to the extent that, the holder of an equal number of OP units submits such OP units for redemption. We will not receive proceeds from any issuance of common shares in exchange for OP units (but we will acquire the OP units submitted for redemption). This prospectus also relates to the possible offer and sale by the recipient, from time to time, of any common shares we issue in exchange for OP units. We will not receive any proceeds from the sale of the common shares by the recipient.

      We are registering the common shares covered by this prospectus in order to permit the recipient thereof to sell such shares without restriction, in the open market or otherwise. However, the registration of such common shares does not necessarily mean that any of the OP units will be submitted for redemption or that any of such common shares to be issued upon such redemption will be offered or sold by the recipient thereof.

      The recipient of the common shares covered by this prospectus, and any agents or broker-dealers that participate with them in the distribution of such common shares, may be deemed "underwriters" within the meaning of the Securities Act and any commissions received by them on the resale of such common shares may be deemed to be underwriting commissions or discounts under the Securities Act.

      The recipient of the common shares covered by this prospectus may from time to time offer and sell such common shares in any of the following manners, among others:

   o  on the New York Stock Exchange;

   o  in the over-the-counter market or otherwise;

   o  in ordinary brokerage transactions;

   o  through put or call transactions;

   o  in block transactions;

   o  through short sales;

   o  in private negotiated transactions; or

   o pursuant to Rule 144 or any other available exemption under the Securities Act.

      These transactions may or may not involve brokers or dealers. If the transactions do include brokers, the recipient expects to pay customary brokerage commissions and charges. We have paid all expenses in connection with the registration statement of which this prospectus is a part. We will not pay any commission or selling expenses in connection with the offering and sale of the common shares covered by this prospectus or the resale of those shares. The recipient is not obligated to sell, and reserves the right to accept or to reject in whole or in part any proposed purchase of, any or all of the common shares covered by this prospectus.

      To the extent required, the aggregate amount of common shares to be sold, the name of the selling shareholder, the offering price, the name of any agent, dealer or underwriter and any applicable commission with respect to a particular offering will be set forth in either a supplement to this prospectus or a post effective amendment to the registration statement of which this prospectus forms a part, as applicable. The selling shareholder and any agents, broker-dealers or underwriters that participate with the selling shareholder in the distribution of the common shares subject to this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any discounts, commissions or concessions received by such broker-dealers, agents or underwriters and any profit on the resale of common shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

                          DESCRIPTION OF COMMON SHARES

      The following summary of the material terms and provisions of our common shares does not purport to be complete and is subject to the detailed provisions of our Declaration of Trust and our By-Laws, each of which is incorporated by reference into this prospectus. You should carefully read each of these documents in order to fully understand the terms and provisions of our common shares. For information on incorporation by reference, and how to obtain copies of these documents, see the section entitled "WHERE YOU CAN FIND MORE INFORMATION" on page ii of this prospectus.

General

      Under our Declaration of Trust, our Board of Trustees has authority to issue 80,000,000 common shares. Under Maryland law, our shareholders generally are not responsible for our debts or obligations as a result of their status as shareholders.

Terms

      Subject to the preferential rights of any other shares or series of equity securities and to the provisions of our Declaration of Trust regarding excess shares, holders of our common shares are entitled to receive dividends on our common shares if, as and when authorized and declared by our Board of Trustees out of assets legally available therefor and to share ratably in those of our assets legally available for distribution to our shareholders in the event that we liquidate, dissolve or wind up, after payment of, or adequate provision for, all of our known debts and liabilities and the amount to which holders of any class of shares classified or reclassified or having a preference on distributions in liquidation, dissolution or winding up have a right.

      Subject to the provisions of our Declaration of Trust regarding excess shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees and, except as otherwise required by law or except as provided with respect to any other class or series of shares, the holders of our common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of our outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining common shares will not be able to elect any trustees.

      Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

      We furnish our shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

      Subject to the provisions of our Declaration of Trust regarding excess shares, all of our common shares will have equal dividend, distribution, liquidation and other rights and will have no preference, appraisal or exchange rights.

      Pursuant to the Maryland REIT Law, a real estate investment trust generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in our Declaration of Trust. Our Declaration of Trust provides that those actions, with the exception of certain amendments to our Declaration of Trust for which a higher vote requirement has been set, will be valid and effective if authorized by holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon.

Transfer Agent

      The transfer agent and registrar for our common shares is Mellon Investor Services, LLC.

     RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS

Restrictions Relating To REIT Status

      For us to qualify as a REIT under the Code, among other things, not more than 50% in value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such shares of our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). To assist us in continuing to remain a qualified REIT, our Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of our equity shares, defined as common shares or preferred shares. We refer to this restriction as the Ownership Limit. Our Board of Trustees may waive the Ownership Limit if evidence satisfactory to our Board of Trustees and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our status as a REIT. Any transfer of equity shares or any security convertible into equity shares that would create a direct or indirect ownership of equity shares in excess of the Ownership Limit or that would result in our disqualification as a REIT, including any transfer that results in the equity shares being owned by fewer than 100 persons or results in us being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to such equity shares. The foregoing restrictions on transferability and ownership will not apply if our Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

      Equity shares owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit, will automatically be exchanged for excess shares that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such shares of our capital stock may be ultimately transferred without violating the Ownership Limit. While the excess shares are held in trust, they will not be entitled to vote, they will not be considered for purposes of any shareholder vote or the determination of a quorum for such vote and, except upon liquidation, they will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of excess shares prior to our discovery that equity shares have been transferred in violation of the provisions of our Declaration of Trust will be repaid to us upon demand. The excess shares are not treasury shares, but rather constitute a separate class of our issued and outstanding shares. The original transferee-shareholder may, at any time the excess shares are held by us in trust, transfer the interest in the trust representing the excess shares to any individual whose ownership of the equity shares exchanged into such excess shares would be permitted under our Declaration of Trust, at a price not in excess of the price paid by the original transferee-shareholder for the equity shares that were exchanged into excess shares, or, if the transferee-shareholder did not give value for such shares, a price not in excess of the market price (as determined in the manner set forth in our Declaration of Trust) on the date of the purported transfer. Immediately upon the transfer to the permitted transferee, the excess shares will automatically be exchanged for equity shares of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess shares and to hold the excess shares on our behalf.

      In addition to the foregoing transfer restrictions, we will have the right, for a period of 90 days during the time any excess shares are held by us in trust, to purchase all or any portion of the excess shares from the original transferee-shareholder for the lesser of the price paid for the equity shares by the original transferee-shareholder or the market price (as determined in the manner set forth in our Declaration of Trust) of the equity shares on the date we exercise our option to purchase. The 90-day period begins on the date on which we receive written notice of the transfer or other event resulting in the exchange of equity shares for excess shares.

      Each shareholder will be required, upon demand, to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as our Board of Trustees deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

      This Ownership Limitation may have the effect of precluding an acquisition of control unless our Board of Trustees determines that maintenance of REIT status is no longer in our best interests.

Authorized Capital

      Our authorized capital stock consists of an aggregate of (i) 80,000,000 common shares, (ii) 40,000,000 excess shares, 2,000,000 of which have been designated Excess Class A Preferred Stock, par value $.0001 per share and (iii) 10,000,000 preferred shares, 2,000,000 of which have been designated Class A Senior Cumulative Convertible Preferred Stock, $.0001 par value per share. The holder of all of the shares of Class A Preferred Stock converted all of such shares into common shares in accordance with the terms thereof on April 8, 2002, and as of the date of this prospectus, we have no preferred shares outstanding. We may issue such shares (other than reserved shares) from time to time in the discretion of our Board of Trustees to raise additional capital, acquire assets, including additional real properties, redeem or retire debt or for any other business purpose. In addition, the undesignated preferred shares may be issued in one or more additional classes with such designations, preferences and relative, participating, optional or other special rights including, without limitation, preferential dividend or voting rights, and rights upon liquidation, as will be fixed by our Board of Trustees. Our Board of Trustees is authorized to classify and reclassify any unissued shares of our capital stock by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares. This authority includes, without limitation, subject to the provisions of our Declaration of Trust, authority to classify or reclassify any unissued shares into a class or classes of preferred shares, preference shares, special shares or other shares, and to divide and reclassify shares of any class into one or more series of that class. In some circumstances, the issuance of preferred shares, or the exercise by our Board of Trustees of its right to classify or reclassify shares, could have the effect of deterring individuals or entities from making tender offers for our common shares or seeking to change incumbent management.

Maryland Law

      Maryland law includes certain other provisions which may also discourage a change in control of management. Maryland law provides that, unless an exemption applies, we may not engage in any "business combination" with an "interested stockholder" or any affiliate of an interested stockholder for a period of five years after the interested stockholder became an interested stockholder, and thereafter may not engage in a business combination with such interested stockholder unless the combination is recommended by our Board of Trustees and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the holders of all of our outstanding voting shares, and (ii) 66 2/3% of the votes entitled to be cast by all holders of outstanding shares of voting shares other than voting shares held by the interested stockholder. An "interested stockholder" is defined, in essence, as any person owning beneficially, directly or indirectly, 10% or more of the outstanding voting shares of a Maryland real estate investment trust. The voting requirements do not apply at any time to business combinations with an interested stockholder or its affiliates if approved by our Board of Trustees prior to the time the interested stockholder first became an interested stockholder. Additionally, if the business combination involves the receipt of consideration by our shareholders that satisfy certain "fair price" conditions, such supermajority voting requirements do not apply.

      Maryland law provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or trustees who are employees of the trust. "Control shares" are voting shares that, if aggregated with all other shares previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

   o  one-tenth or more but less than one-third;

   o  one-third or more but less than a majority; or

   o  a majority or more of all voting power.

      Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.

      A "control share acquisition" means the acquisition of issued and outstanding control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the trust's board of trustees to call a special meeting of shareholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

      The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or to acquisitions approved or exempted by our Declaration of Trust or By-Laws prior to the control share acquisition. No such exemption appears in our Declaration of Trust or By-Laws. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

      Additionally, Maryland law may make it more difficult for someone to acquire us. Maryland law provides, among other things, that the board of trustees has broad discretion in adopting shareholders' rights plans and has the sole power to fix the record date, time and place for special meetings of the shareholders. In addition, Maryland law provides that trusts that have three trustees who are not employees of the entity or related to an acquiring person and are subject to the reporting requirements of the Securities Exchange Act of 1934 may elect in their declaration of trust or bylaws or by resolution of the board of trustees to be subject to all or part of a special subtitle which provides, among other things, that: (1) the trust will have a staggered board of trustees; (2) the number of trustees may only be set by the board of trustees, even if the procedure is contrary to the declaration of trust or bylaws; (3) vacancies may only be filled by the remaining trustees, even if the procedure is contrary to the declaration of trust or bylaws; and (4) the secretary of the trust may call a special meeting of shareholders at the request of shareholders only on the written request of the shareholders entitled to cast at least a majority of all the votes entitled to be cast at least a majority of all the votes entitled to be cast at the meeting, even if the procedure is contrary to the declaration of trust or bylaws.

                             DESCRIPTION OF OP UNITS

      The material terms of the OP units, including a summary of certain provisions of the Agreement of Limited Partnership of the Operating Partnership, which we refer to as the Partnership Agreement, as in effect as of the date of this prospectus, are set forth below. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of Delaware law and the Partnership Agreement. For a comparison of the voting and other rights of holders of OP units, whom we refer to as unitholders, and our shareholders, see "COMPARISON OF OWNERSHIP OF OP UNITS AND COMMON SHARES" beginning on page 18 of this prospectus.

General

      We are the sole stockholder of Lex GP-1, Inc., a Delaware corporation which is the general partner of the Operating Partnership. We are also the sole stockholder of Lex LP-1, Inc., a Delaware corporation which holds, as of the date of this prospectus, an approximately 78% limited partnership interest in the Operating Partnership. We indirectly hold OP units through these entities.

Issuance of OP Units

      Our operating partnership structure enables us to acquire property by issuing OP units to a seller as a form of consideration. All OP units issued as of the date of this prospectus are redeemable at certain times into common shares on a one-for-one basis and certain OP units require us to pay distributions to the holders thereof (although certain OP units currently outstanding do not require the payment of distributions). As a result, our cash available for distribution to shareholders is reduced by the amount of the distributions required by the terms of such OP units, and the number of common shares that will be outstanding in the future is expected to increase, from time to time, as such OP units are redeemed for or converted into common shares. The general partner of the Operating Partnership has the right to redeem the OP units held by all, but not less than all, of the unitholders under certain circumstances, including but not limited to a merger, sale of assets or other transaction by the Company or the Operating Partnership which would result in a change of beneficial ownership in the Company or the Operating Partnership by 50% or more.

      Unitholders hold limited partnership interests in the Operating Partnership, and all unitholders are entitled to share in the profits and losses of the Operating Partnership.

      Unitholders have the rights to which limited partners are entitled under the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act. The OP units have not been registered pursuant to the federal or state securities laws and are not listed on any exchange or quoted on any national market system.

      As of the date of this prospectus, we have issued a total of 5,259,778 OP units of which, in addition to the 83,400 OP units to which this prospectus relates, 4,786,332 are also currently redeemable for common shares. The average annualized distribution per OP unit is $1.17. Of the total OP units, 1,623,550 OP units are owned by our affiliates, including two members of our Board of Trustees.

Purposes, Business And Management

      The purpose of the Operating Partnership includes the conduct of any business that may be conducted lawfully by a limited partnership formed under the Delaware Act, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit us to continue to be classified as a REIT under Sections 856 through 860 of the Code, unless we cease to qualify as a REIT for reasons other than the conduct of the business of the Operating Partnership. Subject to the foregoing limitation, the Operating Partnership may enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

      We, as sole stockholder of the general partner of the Operating Partnership, have the exclusive power and authority to conduct the business of the Operating Partnership subject to the consent of the limited partners in certain limited circumstances discussed below. No limited partner may take part in the operation, management or control of the business of the Operating Partnership by virtue of being a unitholder.

Ability To Engage In Other Businesses; Conflicts Of Interest

      The general partner may acquire assets directly and engage in activities outside of the Operating Partnership, including activities in direct or indirect competition with the Operating Partnership. Other persons (including officers, trustees, employees, agents and other affiliates of the Company) are not prohibited under the Partnership Agreement from engaging in other business activities and will not be required to present any business opportunities to the Operating Partnership.

Distributions; Allocations Of Income And Loss

      Generally, unitholders are allocated and distributed amounts with respect to their OP units which approximate the amount of distributions made with respect to the same number of our common shares, as determined in the manner provided in the Partnership Agreement and subject to certain restrictions and exceptions for certain limited partners. Remaining amounts available for distribution are generally allocated to the general partner.

Borrowing By The Partnership

      The general partner has full power and authority to cause the Operating Partnership to borrow money and to issue and guarantee debt.

Reimbursement Of Company; Transactions With The General Partner And Its
Affiliates

      Neither Lex GP-1 nor the Company receives any compensation for Lex GP-1's services as general partner of the Operating Partnership. Lex GP-1 and Lex LP-1, however, as partners in the Operating Partnership, have the same right to allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership will reimburse Lex GP-1 and the Company for all expenses incurred by them related to the operation of, or for the benefit of, the Operating Partnership. In the event that certain expenses are incurred for the benefit of the Operating Partnership and other entities (including us), such expenses are allocated by us, as sole stockholder of the general partner of the Operating Partnership, to the Operating Partnership and such other entities in a manner as we, as sole stockholder of the general partner of the Operating Partnership, in our sole and absolute discretion deem fair and reasonable. The Operating Partnership will reimburse us for all expenses incurred by us relating to any other offering of additional OP units or capital stock (in such case based on the percentage of the net proceeds therefrom contributed to or otherwise made available to the Operating Partnership). We have guaranteed the obligations of the Operating Partnership in connection with the redemption of OP units pursuant to the Partnership Agreement.

      Except as expressly permitted by the Partnership Agreement, we and our affiliates may not engage in any transactions with the Operating Partnership except on terms that are fair and reasonable and no less favorable to the Operating Partnership than would be obtained from an unaffiliated third party.

Liability Of General Partner And Limited Partners

      Lex GP-1, as the general partner of the Operating Partnership, is ultimately liable for all general recourse obligations of the Operating Partnership to the extent not paid by the Operating Partnership. Lex GP-1 is not liable for the nonrecourse obligations of the Operating Partnership. The limited partners of the Operating Partnership are not required to make additional contributions to the Operating Partnership. Assuming that a limited partner does not take part in the control of the business of the Operating Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of the limited partner for obligations of the Operating Partnership under the Partnership Agreement and the Delaware Act is limited, subject to certain limited exceptions, generally to the loss of the limited partner's investment in the Operating Partnership represented by his or her OP units. The Operating Partnership will operate in a manner the general partner deems reasonable, necessary and appropriate to preserve the limited liability of the limited partners.

Exculpation And Indemnification Of The General Partner

      The Partnership Agreement generally provides that Lex GP-1, as general partner of the Operating Partnership (and the Company as the sole stockholder of the general partner of the Operating Partnership) will incur no liability to the Operating Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if we carried out our duties in good faith. In addition, Lex GP-1 and the Company are not responsible for any misconduct or negligence on the part of their agents, provided Lex GP-1 and the Company appointed such agents in good faith. Lex GP-1 and the Company may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that Lex GP-1 and the Company reasonably believe to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

      The Partnership Agreement also provides for indemnification of Lex GP-1 and the Company, the directors, trustees and officers of Lex GP-1 and the Company, and such other persons as Lex GP-1 and the Company may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with the proceeding unless it is established that: (1) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified person actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Sales Of Assets

      Under the Partnership Agreement, Lex GP-1 generally has the exclusive authority to determine whether, when and on what terms the assets of the Operating Partnership will be sold. The Operating Partnership, however, is prohibited under the Partnership Agreement and certain contractual agreements from selling certain assets, except in certain limited circumstances. Lex GP-1 may not consent to a sale of all or substantially all of the assets of the Operating Partnership, or a merger of the Operating Partnership with another entity, without the consent of the holders of a majority of the outstanding OP units held by certain limited partners admitted to the Operating

Partnership upon the acquisition of their interests in properties in exchange for OP units as consideration therefor, whom we refer to as the Special Limited Partners.

Removal Of The General Partner; Restrictions on Transfer By The General Partner Or The Company

      The Partnership Agreement provides that the limited partners may not remove Lex GP-1 as general partner of the Operating Partnership. Lex GP-1 may not transfer any of its interests as the general partner of the Operating Partnership and the Company may not transfer any of its indirect interests as a limited partner in the Operating Partnership except to each other or Lex LP-1 except in connection with a merger or sale of all or substantially all of its assets. We also may not sell all or substantially all of our assets, or enter into a merger, unless the sale or merger includes the sale of all or substantially all of the assets, or the merger, of the Operating Partnership in pursuant to which unitholders receive substantially the same consideration as shareholders.

Restrictions On Transfer Of OP Units By Unitholders

      Unitholders now may transfer, subject to certain limitations, the economic rights associated with their OP units without the consent of the general partner, thereby eliminating the ability of the general partner to block, except in very limited circumstances, such assignments. However, a transferee will not be admitted to the Operating Partnership as a substituted limited partner without the consent of the general partner. In addition, unitholders may dispose of their OP units by exercising their rights to have their OP units redeemed for common shares. See "REDEMPTION OF OP UNITS" below.

Issuance Of Additional Limited Partnership Interests

      Lex GP-1 is authorized, in its sole and absolute discretion and without the consent of the limited partners, to cause the Operating Partnership to issue additional OP units to itself, any limited partners or any other persons for such consideration and on such terms and conditions as Lex GP-1 deems appropriate. In addition, Lex GP-1 may cause the Operating Partnership to issue additional partnership interests in different series or classes, which may be senior to the OP units. Subject to certain exceptions, no additional OP units may be issued to the Company, Lex GP-1 or Lex LP-1.

Meetings; Voting

      The Partnership Agreement provides that limited partners shall not take part in the operation, management or control of the Operating Partnership's business. The Partnership Agreement does not provide for annual meetings of the limited partners, and the Operating Partnership does not anticipate calling such meetings.

Amendment Of The Partnership Agreement

      The Partnership Agreement may be amended with the consent of Lex GP-1, Lex LP-1 and the Special Limited Partners representing a majority of OP units held by such Special Limited Partners. Notwithstanding the foregoing, Lex GP-1 has the power, without the consent of the limited partners, to amend the Partnership Agreement in certain limited circumstances.

Dissolution, Winding Up And Termination

      The Operating Partnership will continue until December 31, 2093, unless sooner dissolved and terminated. The Operating Partnership will be dissolved prior to the expiration of its term, and its affairs wound up upon the occurrence of the earliest of: (1) the withdrawal of Lex GP-1 as general partner without the permitted transfer of the Company's interest to a successor general partner (except in certain limited circumstances); (2) the sale of all or substantially all of the Operating Partnership's assets and properties; (3) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Delaware Act or the entry of a final order for relief in a bankruptcy proceeding of the general partner; or (4) the entry of a final judgment ruling that the general partner is bankrupt or insolvent. Upon dissolution, Lex GP-1, as general partner, or any liquidator will proceed to liquidate the assets of the Operating Partnership and apply the proceeds therefrom in the order of priority set forth in the Partnership Agreement.

                             REDEMPTION OF OP UNITS

General

      Each unitholder may, subject to certain limitations, require that the Operating Partnership redeem its OP units, by delivering a notice to the Operating Partnership. We have provided a guaranty of the Operating Partnership's obligation to redeem OP units covered by any such notice. Upon redemption, such unitholder will receive one common share (subject to certain anti-dilution adjustments) in exchange for each OP unit held by such unitholder.

      The Operating Partnership and the Company will satisfy any redemption right exercised by a unitholder through our issuance of common shares, whether pursuant to this prospectus or otherwise, whereupon we will acquire, and become the owner of, the OP units being redeemed. Such an acquisition of OP units by us will be treated as a sale of the OP units by the redeeming unitholders to us for federal income tax purposes. See "-- Tax Treatment of Redemption of OP Units" below. Upon redemption, such unitholder's right to receive distributions from the Operating Partnership with respect to the OP units redeemed will cease. The unitholder will have rights to dividend distributions as a shareholder of the Company from the time of its acquisition of common shares in exchange for the redemption of its OP units.

      A unitholder must notify Lex GP-1 and us of its desire to require the Operating Partnership to redeem OP units by sending a notice in the form attached as an exhibit to the Partnership Agreement, a copy of which is available from us. A unitholder must request the redemption of at least 1,000 OP units, or, if the unitholder holds fewer than 1,000 OP units, all OP units held by such holder. No redemption can occur if the delivery of common shares would be prohibited under the provisions of the Declaration of Trust designed to protect our qualification as a REIT.

Tax Treatment Of Redemption Of OP Units

      The following discussion summarizes certain federal income tax considerations that may be relevant to a unitholder that exercises its right to redeem OP units.

      The Partnership Agreement provides that the redemption of OP units will be treated by us, the Operating Partnership and the redeeming unitholder as a sale of OP units by such unitholder to us at the time of the redemption. Such sale will be fully taxable to the redeeming unitholder.

      The determination of gain or loss from the sale or other disposition will be based on the difference between the unitholder's amount realized for tax purposes and his tax basis in such OP units. The amount realized will be measured by the fair market value of property received (e.g., the common shares) plus the portion of the Operating Partnership's liabilities allocable to the OP units sold. In general, a unitholder's tax basis is based on the cost of the OP units, adjusted for the unitholder's allocable share of Operating Partnership's income, loss and distributions, and can be determined by reference to the Operating Partnership's Schedule K-1's. To the extent that the amount realized exceeds the unitholder's basis for the OP units disposed of, such unitholder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the fair market value of the common shares received upon such disposition. EACH UNITHOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISOR FOR THE SPECIFIC TAX CONSEQUENCES RESULTING FROM A REDEMPTION OF ITS OP UNITS.

      Generally, any gain recognized upon a sale or other disposition of OP units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of OP units attributable to a unitholder's share of "unrealized receivables" of the Operating Partnerships (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership's income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of OP units.

      For individuals, trusts and estates, the maximum rate of tax on the net capital gain from a sale or exchange of a long-term capital asset (i.e., a capital asset held for more than 12 months) is 20%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 12 months is 25% to the extent of the prior depreciation deductions for "unrecaptured Section 1250 gain" (that is, depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules). Treasury Regulations provide that individuals, trusts and estates are subject to a 25% tax to the extent of their allocable share of unrecaptured Section 1250 gain immediately prior to their sale or disposition of the OP units (the "25% Amount"). Provided that the OP units are held as a long-term capital asset, such unitholders would be subject to a maximum rate of tax of 20% of the difference, if any, between any gain on the sale or disposition of the OP units and the 25% Amount.

      There is a risk that a redemption by the Operating Partnership of OP units issued in exchange for a contribution of property to the Operating Partnership may cause the original transfer of property to the Operating Partnership in exchange for OP units to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. EACH UNITHOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISOR TO DETERMINE WHETHER A REDEMPTION OF OP UNITS COULD BE SUBJECT TO THE DISGUISED SALE REGULATIONS.

                               REGISTRATION RIGHTS

      We have filed the registration statement of which this prospectus is a part pursuant to our obligations in conjunction with certain agreements entered into in connection with the acquisition of certain properties. Under these agreements, executed in conjunction with the parties listed therein, we are obligated to use our reasonable efforts to keep the registration statement continuously effective for a period expiring on the date on which all of the units covered by these agreements have been redeemed pursuant to the registration statement. Any shares that have been sold pursuant to such agreements, or have been otherwise transferred and new certificates for them have been issued without legal restriction on further transfer of such shares, will no longer be entitled to the benefits of those agreements.

      We have no obligation under these agreements to retain any underwriter to effect the sale of the shares covered thereby and the registration statement shall not be available for use for an underwritten public offering of such shares.

      Pursuant to these agreements, we agreed to pay all expenses of effecting the registration of the common shares covered by this prospectus (other than underwriting discounts and commissions, fees and disbursements of counsel, and transfer taxes, if any) pursuant to the registration statement.

                  COMPARISON OF OWNERSHIP OF OP UNITS AND COMMON SHARES

      The information below highlights a number of the significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation, and compares certain legal rights associated with the ownership of OP units and common shares, respectively. These comparisons are intended to assist unitholders in understanding how their investment will be changed if their OP units are redeemed for common shares. This discussion is summary in nature and does not constitute a complete discussion of these matters, and unitholders should carefully review the balance of this prospectus and the registration statement of which this prospectus is a part for additional important information about the Company.

       THE OPERATING PARTNERSHIP                     THE COMPANY

                     FORM OF ORGANIZATION AND ASSETS OWNED
                     -------------------------------------

The Operating Partnership is organized    We are a Maryland statutory real
as a Delaware limited partnership. The    estate investment trust. We believe
Operating Partnership owns interests      that we have operated so as to qualify
(directly through subsidiaries) in        as a REIT under the Code, commencing
properties.                               with our taxable year ended December
                                          31, 1993, and intend to continue to so
                                          operate. Our interest in the Operating
                                          Partnership gives us an indirect
                                          investment in the properties owned by
                                          the Operating Partnership. In
                                          addition, we own (either directly or
                                          through interests in subsidiaries
                                          other than the Operating Partnership)
                                          interests in other properties.

                              LENGTH OF INVESTMENT
                              --------------------

The Operating Partnership has a stated    We have a perpetual term and intend to
termination date of December 31, 2093.    continue our operations for an
                                          indefinite time period.

                       PURPOSE AND PERMITTED INVESTMENTS
                       ---------------------------------

The Operating Partnership's purpose is    Under our Declaration of Trust, we may
to conduct any business that may be       engage in any lawful activity
lawfully conducted by a limited           permitted by the General Corporation
partnership organized pursuant to the     Law of the State of Maryland. We are
Delaware Act, provided that such          permitted by the Partnership Agreement
business is to be conducted in a          to engage in activities not related to
manner that permits us to be qualified    the business of the Operating
as a REIT unless we cease to qualify      Partnership, including activities in
as REIT. The Operating Partnership may    direct or indirect competition with
not take, or refrain from taking, any     the Operating Partnership, and may own
action which, in the judgment of the      assets other than its interest in the
general partner (which is wholly-owned    Operating Partnership and such other
by us) (i) could adversely affect our     assets necessary to carry out its
ability to continue to qualify as a       responsibi- lities under the
REIT, (ii) could subject the general      Partnership Agreement and its
partner to any additional taxes under     Declaration of Trust. In addition, we
Section 857 or Section 4981 of the        have no obligation to present
Code, or any other Section of the         opportunities to the Operating
Code, or (iii) could violate any law      Partnership and the unitholders have
or regulation of any governmental body    no rights by virtue of the Partnership
(unless such action, or inaction, is      Agreement in any of our outside
specifically consented to by the          business ventures.
general partner).

                               ADDITIONAL EQUITY
                               -----------------

The Operating Partnership is              The Board of Trustees may issue, in
authorized to issue OP units and other    its discretion, additional equity
partnerhsip interests (including          securities consisting of common shares
partnership interests of different        or Preferred Shares. However, the
series or classes that may be senior      total number of shares issued may not
to OP units) as determined by the         exceed the authorized number of shares
general partner, in its sole              of capital stock set forth in the
discretion.                               Company's Declaration of Trust. The
                                          proceeds of equity capital raised by
                                          the Company are not required to be
                                          contributed to the Operating
                                          Partnership.

                               BORROWING POLICIES
                               ------------------

The Operating Partnership has no          Neither our Declaration of Trust nor
restrictions on borrowings, and the       our By-Laws impose any restrictions on
general partner has full power and        our ability to borrow money. We are
authority to borrow money on behalf of    not required to incur our indebtedness
the Operating Partnership.                through the Operating Partnership.

                         OTHER INVESTMENT RESTRICTIONS
                         -----------------------------

Other than restrictions precluding        Neither our Declaration of Trust nor
investments by the Operating              our By-Laws impose any restrictions
Partnership that would adversely          upon the types of investments made by
affect our qualification as a REIT,       us.
there are no restrictions upon the
Operating Partnership's authority to
enter into certain transactions,
including among others, making
investments, lending Operating
Partnership funds, or reinvesting the
Operating Partnership's cash flow and
net sale or refinancing proceeds.

                               MANAGEMENT CONTROL
                               ------------------

All management powers over the            The Board of Trustees has exclusive
business and affairs of the Operating     and control over our business and
Partnership are vested in the general     affairs subject only to the
partner of the Operating Partnership,     restrictions in our Declaration of
and no limited partner of thev            Trust and By-Laws. The Board of
Operating Partnership has any right to    Trustees consists of seven trustees,
be participate in or exercise control     which number may increased or
or management power over the business     decreased by vote of at least a
and affairs of the Operating              majority of the entire Board of
Partnership except that (1) the           Trustees pursuant to our By-Laws, but
general partner of the Operating          may never be fewer than the minimum
Partnership may not dispose of all or     permitted by the Maryland annual
substantially all of the Operating        meeting of our shareholders, of the
Partnership's assets without the          successors of the class trustees whose
consent of the holders of two-thirds      terms expire at that meeting will be
of the outstanding OP units, and (2)      elected. The policies adopted by the
there are certain limitations on the      Board of Trustees may be altered or
ability of the general partner of the     eliminated without a vote of the
Operating Partnership to cause or         shareholders. Accordingly, except for
permit the Operating Partnership to       their vote in the elections of
dissolve. See "--VOTING RIGHTS --VOTE     trustees, shareholders have no control
REQUIRED TO DISSOLVE THE OPERATING        over our ordinary business policies.
PARTNERSHIP OR THE COMPANY" below. The
general partner may not be removed by
the limited partners of the Operating
Partnership with or without cause.

                                FIDUCIARY DUTIES
                                ----------------

Under Delaware law, the general           Under Maryland law, the trustees must
partner of the Operating Partnership      perform their duties in good faith, in
is accountable to the Operating           a manner that they reasonably believe
Partnership as a fiduciary and,           to be in the best interests of the
consequently, is required to exercise     Company and with the care that an
good faith and integrity in all of its    ordinarily prudent person in a like
dealings with respect to partnership      position would use under similar
affairs. However, under the               circumstances. Trustees of the Company
Partnership Agreement, the general        who act in such a manner generally
partner is under no obligation to take    will not be liable to the Company for
into account the tax consequences to      monetary damages arising from their
any partner of any action taken by it,    activities.
and the general partner is not liable
for monetary damages for losses
sustained or liabilities incurred by
partners as a result of errors of
judgment or of any act or omission,
provided that the general partner has
acted in good faith.

                    MANAGEMENT LIABILITY AND INDEMNIFICATION
                    ----------------------------------------

Under Delaware law, the general           The Company's Declaration of Trust
partner has liability for the payment     provides that the liability of the
of the obligations and debts of the       Company's trustees and officers to the
Operating Partnership unless              Company and its shareholders for money
limitations upon such liability are       damages is limited to the fullest
stated in the document or instrument      extent permitted under Maryland law.
evidencing the obligation. Under the      The Declaration of Trust and state law
Partnership Agreement, the Operating      provide indemnification to trustees
Partnership has agreed to indemnify       officers, whether serving the Company,
the general and officers to the same      or, at its request, any other entity,
extent that partner and any director      to the fullest extent permitted under
or officer of such trustees and the       Maryland law.
general partner from and against all
losses, claims, damages, liabilities
(joint or several) expenses (including
legal fees and expenses), judgments,
fines, settlements and other amounts
incurred in connection with any
actions relating to the operations of
the Operating Partnership in which the
general partner or such director or
officer is involved, unless: (1) the
act was in bad faith and was material
to the action; (2) such party received
an improper personal benefit; or (3)
in the case of any criminal
proceeding, such party had reasonable
cause to believe the act was unlawful.
The reasonable expenses incurred by an
indemnitee may be reimbursed by the
Operating Partnership in advance of
the final disposition of the
proceeding upon receipt by the
Operating Partnership of an
affirmation by such indemnitee of his,
her or its good faith belief that the
standard of conduct necessary for
indemnification has been met and an
undertaking by such indemnitee to
repay the amount if it is determined
that such standard was not met.

                            ANTI-TAKEOVER PROVISIONS
                            ------------------------

Except in limited circumstances (see      Our Declaration of Trust and By-Laws
"--VOTING RIGHTS" below), the general     contain a number of provisions that
partner of the Operating Partnership      may have the effect of delaying or
has exclusive management power over       discouraging an unsolicited proposal
the business and affairs of the           for the acquisition of the Company or
Operating Partnership. The general        the removal of incumbent management.
partner may not be removed by the         These provisions include, among
limited partners with or without          others: (1) authorized capital shares
cause. Under the Partnership              that may be issued as Preferred Shares
Agreement, a limited partner may          in the discretion of the Board of
transfer his or her interest as a         Trustees, with superior voting rights
limited partner (subject certain          to the common shares; (2) a
limited exceptions set forth to in the    requirement that trustees may be
Partnership Agreement), without           removed only for cause and only by a
obtaining the approval of the general     vote of the holders of at least 80% of
partner except that the general           outstanding common shares; and (3)
partner may, in its sole discretion,      provisions designed to avoid
prevent the the admission to the          concentration of share ownership in a
Operating Partnership of substituted      manner that would jeopardize our
limited partners.                         status as a REIT under the Code.

                                 VOTING RIGHTS
                                 -------------

All decisions relating to the             The Company is managed and controlled
operation and management of the           by a Board of Trustees presently
Operating Partnership are made by the     consisting of seven members. Each
general partner. See "DESCRIPTION OF      trustee is to be elected by the
OP UNITS" beginning on page 13 of this    shareholders at annual meetings of the
prospectus. As of the date of this        Company. Maryland law requires that
prospectus, we held, through various      certain major corporate transactions,
subsidiaries, approximately 78% of the    including most amendments to the
outstanding OP units. As OP units are     Declaration of Trust, may not be
redeemed by partners, the Company's       consummated without the approval of
percentage ownership of the Operating     shareholders as set forth below. All
Partnership will increase.                common shares have one vote, and the
                                          Declaration of Trust permits the Board
                                          of Trustees to classify and issue
                                          preferred shares in one or more series
                                          having voting power which may differ
                                          from that of the common shares. See
                                          "DESCRIPTION OF COMMON SHARES"
                                          beginning on page 9 of this
                                          prospectus.


      The following is a comparison of the voting rights of the limited partners of the Operating Partnership and the shareholders of the Company as they relate to certain major transactions:

      A.    AMENDMENT OF THE PARTNERSHIP AGREEMENT OR THE DECLARATION OF TRUST.

The Partnership Agreement may be          Amendments to our Declaration of Trust
amended with the consent of Lex GP-1,     must be approved by the Board of
Lex LP-1 and the Special Limited          Trustees and generally by at least a
Partners representing a majority of OP    majority of the votes entitled to be
units held by such Special Limited        cast at a meeting of shareholders.
Partners. Certain amendments that
affect the fundamental rights of a
limited partner must be approved by
each affected limited partner. In
addition, the general partner may,
without the consent of the limited
partners, amend the Partnership
Agreement as to certain ministerial
matters.

      B.    VOTE REQUIRED TO DISSOLVE THE OPERATING PARTNERSHIP OR THE COMPANY.

The Operating Partnership may be          The Board of Trustees must obtain
dissolved upon the occurrence of          approval of the holders of at least a
certain events, none of which require     majority of the outstanding common
the consent of the limited partners.      shares in order to dissolve the
                                          Company.

      C.    VOTE REQUIRED TO SELL ASSETS OR MERGE.

Under the Partnership Agreement, the      Under Maryland law, the sale of all of
sale, exchange, transfer or other         or substantially all of our assets, or
disposition of all or substantially       a merger or consolidation of the
all of the of the Operating               Company, requires the approval of the
Partnership's assets, or a merger or      Board of Trustees and the holders of a
consolidation of the Operating            majority of the outstanding common
Partnership, require the consent of       shares. No approval of the
the holders of a majority of the          shareholders is required for the sale
outstanding OP units held by the          of less than all or substantially all
Special Limited Partners. The general     of our assets.
partner of the Operating Partnership
has the exclusive authority the sell
individual assets of the Operating
Partnership.

                      COMPENSATION, FEES AND DISTRIBUTIONS
                      ------------------------------------

The general partner does not receive      Our non-employee trustees and our
any compensation for its services as      officers receive compensation for
general partner of the Operating          their services.
Partnership. As a partner in the
Operating Partnership, however, the
general partner has the same right to
allocations and distributions as other
partners of the Operating Partnership.
In addition, the Operating Partnership
will reimburse the general partner
(and the Company) for all expenses
incurred relating to the ongoing
operation of the Operating Partnership
and any other offering of additional
partnership interests in the Operating
Partnership.

                             LIABILITY OF INVESTORS
                             ----------------------

Under the Partnership Agreement and       Under Maryland law, shareholders are
applicable state law, the liability of    not personally liable for the debts or
the limited partners for the Operating    obligations of the Company.
Partnership's debts and obligations is
generally limited to the amount of
their investment in the Operating
Partnership.

                              NATURE OF INVESTMENT
                              --------------------

The OP units constitute equity Common     Common shares constitute equity
shares constitute equity interests in     interests in the Company. We are
the Operating Partnership. Generally,     entitled to receive our pro rata share
unitholders are allocated and             of distributions made by the Operating
distributed amounts with respect to       Partnership, with respect to the OP
their OP units which approximate the      units, and by our other direct
amount of distributions made with         subsidiaries. Each shareholder will be
respect to the same number of our         entitled to his pro rata share of any
common shares, as determined in the       dividends or distributions paid with
manner provided in the Partnership        respect to the common shares. The
Agreement and subject to certain          dividends payable to the shareholders
restrictions and exceptions for           are not fixed in amount and are only
certain limited partners. The             paid if, when and as declared by the
Operating Partnership generally           Board of Trustees. In order to
intends to retain and reinvest            continue to qualify as a REIT, we
proceeds of the sale of property or       generally must distribute at least 90%
excess refinancing proceeds in its        of our net taxable income (excluding
business.                                 capital gains), and any taxable income
                                          (including capital gains) not
                                          distributed will be subject to
                                          corporate income tax.

                          POTENTIAL DILUTION OF RIGHTS
                          ----------------------------

The general partner of the Operating      The Board of Trustees may issue, in
Partnership is authorized, in its sole    its discretion, additional shares, and
discretion, and without limited           has the authority to issue from
partner approval, to cause the            authorized capital a variety of other
Operating Partnership to issue            equity securities of the Company with
additional limited partnership            such powers, preferences and rights as
interests and other equity securities     the Board of Trustees may designate at
for any partnership purpose at any        the time. The issuance of additional
time to the limited partners or to        of either common shares or other
other persons (including the general      similar equity securities may result
partner on terms established by the       in the dilution of the interests of
general partner).                         the shareholders.

                                   LIQUIDITY
                                   ---------

Limited partners may generally            The common shares covered by this will
transfer their OP units without the       be freely transferable as registered
general prospectus partner's consent,     securities under the Securities Act.
except that the general partner may,      Our common shares are listed on the
in its sole discretion, prevent the       NYSE. The breadth and strength of this
admission to the Operating Partnership    secondary market will depend, among
of substituted limited partners. Each     other things, upon the number of
limited partner has the right to          shares outstanding, our financial
tender its OP units for redemption by     results and prospects, the general
the Operating Partnership. See            interest in the Company's and other
"REDEMPTION OF OP UNITS" beginning on     real estate investments, and our
page 17 of this prospectus.               dividend yield compared to that of
                                          other debt and equity securities.

                            FEDERAL INCOME TAXATION
                            -----------------------

The Operating Partnership is not          We have elected to be taxed as a REIT.
subject to federal income taxes.          So long as we qualify as a REIT, we
Instead, each unitholder includes its     will be permitted to deduct
allocable share of the Operating          distributions paid to our
Partnership's taxable income or loss      shareholders, which effectively will
in determining its individual federal     reduce the "double taxation" that
income tax liability. The maximum         typically results when a corporation
federal income tax rate for               earns income and distributes that
individuals under current law is          income to its shareholders in the form
38.6%.                                    of dividends. A qualified REIT,
                                          however, is subject to federal income
A unitholder's share of income and        tax on income that is not distributed
loss generated by the Operating           and also may be subject to federal
Partnership generally is subject to       income and excise taxes in certain
the "passive activity" limitations.       circumstances. The maximum federal
Under the "passive acitivity" rules,      income tax rate for corporations under
income and loss from the Operating        current law is 35%.
Partnership that are considered
"passive income" generally can be         Dividends paid by us will be treated
offset against income and loss from       as "portfolio" income and cannot be
other investments that constitute         offset with losses from "passive
"passive activities." Cash                activities." The maximum federal
distributions from the Operating          income tax rate for individuals under
Partnership are not taxable to a          current law is 38.6%. Distributions
unitholder except to the extent such      made by us to our taxable domestic
distributions exceed such unitholder's    shareholders out of current or
basis in its interest in the Operating    accumulated earnings and profits will
Partnership (which will include such      be taken into account by them as
holder's allocable share of the           ordinary income. Distributions that
Operating Partnership's taxable income    are designated as capital gain
and nonrecourse debt.)                    dividens generally will be taxed
                                          long-term capital gain, subject to
Each year, unitholders will receive a     certain limitations. Distributions in
Schedule K-1 containing detailed tax      excess of current or accumulated
information for inclusion in preparing    earnings and profits will be treated
their federal income tax returns.         as a non-taxable return of basis in
                                          its common shares, with the excess
Unitholders are required, in some         taxed as capital gain.
cases, to file state income tax
returns and/or pay state income taxes
in the
states in which the Operating             Each year, shareholders will receive
Partnership owns property, even if        an IRS Form 1099 used by corporations
they are not residents of those           to report dividends paid to their
states.                                   shareholders.

                                          Shareholders who are individuals
                                          generally will not be required to file
                                          state income tax returns and/or pay
                                          state income taxes outside of their
                                          state of residence with respect to our
                                          operations and distributions. We may
                                          be required to pay state income taxes
                                          in certain states.


                                   THE COMPANY

General

      We are a self-managed and self-administered real estate investment trust, commonly referred to as a REIT. Our common shares are listed on the New York Stock Exchange. Our primary business is the acquisition, ownership and management of a geographically diverse portfolio of net leased office, industrial and retail properties. As of March 31, 2002, we had ownership interests in 97 properties, 95 of which are leased and 92 of which are subject to triple net leases, which are generally characterized as leases in which the tenant bears all or substantially all of the costs and cost increases for real estate taxes, utilities, insurance and ordinary repairs and maintenance. Of the three remaining property leases, two provide for operating expense stops which limit the extent to which we are responsible for increases in operating expenses.

      Our 97 properties are located in 30 states, containing an aggregate of approximately 16.5 million net rentable square feet of space and consisting of warehousing, distribution and manufacturing facilities, office buildings and retail properties. Approximately 98.3% of the net rentable square feet was leased.

      We grow our portfolio primarily by acquiring properties from corporations and other entities in sale-leaseback transactions and from developers of newly constructed properties built to suit the needs of a corporate tenant. Additionally, we enter into joint ventures with third-party investors as a means of creating additional growth and expanding the revenue realized from advisory and asset management activities.

      Through our predecessor entities, we have been in the net lease business for over 29 years. During that time, we have established close relationships with a large number of major corporate tenants, and we maintain a broad network of contacts, including developers, brokers and lenders.

      We manage our real estate and credit risk through geographic, industry, tenant and lease maturity diversification. As of March 31, 2002, the ten largest tenants/guarantors, which occupy 24 properties, represented 41.6% of trailing three months rent, including proportionate share of non-consolidated investees.

      Kmart Corporation, our largest tenant based upon rental revenues, filed for Chapter 11 bankruptcy protection on January 22, 2002. Kmart leases a 1.7 million square foot distribution facility in Warren, Ohio. We acquired the property in 1998 by assuming a non-recourse mortgage of $42.2 million, issuing OP units valued at $18.9 million and $2.8 million in cash. We have no retail properties leased to Kmart. The Kmart lease expires on September 30, 2007. Annual net rents are presently $8.4 million ($4.95 per square feet) and increase to $9.4 million on October 1, 2002. Rents are paid semi-annually in arrears. The property is encumbered by a non-recourse first mortgage, bearing interest at an imputed rate of 7% with an outstanding balance of $29.8 million as of March 31, 2002. Annual debt service on this non-recourse mortgage, which fully amortizes by maturity on September 30, 2007, is $6.2 million. Accordingly, this property currently provides us with an annual after debt service cash flow of $2.2 million. The property is one of sixteen leased warehouse distribution facilities utilized in Kmart's logistical operation. According to Kmart, this facility ranks third by distribution volume, is the primary supply source for 167 open Kmart retail stores (approximately 9% of Kmart's total) and also supplies other distribution facilities used by Kmart. As of March 31, 2002, we had $6.1 million in accounts receivable from Kmart (including $1.9 million in straight-line rents). On April 1, 2002, Kmart paid the Company $1.6 million in rent which was all of the post-petition rent owed. Kmart is current in its rental obligation to us (the next rental payment is due October 1, 2002) and there have been no discussions with respect to the lease.

Objectives and Strategy

      Our primary objectives are to increase FFO, cash available for distribution per share to our shareholders, and net asset value per share. In an effort to achieve these objectives, our management focuses on:

   o effectively managing assets through lease extensions, revenue enhancing property expansions, opportunistic property sales and redeployment of assets, when advisable;

   o acquiring portfolios and individual net lease properties from third parties, through sale/leaseback transactions, acquiring build-to-suit properties and opportunistically using OP units to effect acquisitions;

   o entering into strategic co-investment programs which generate higher equity returns than direct investments due to acquisition and asset management fees and, in some cases, higher leverage levels;

   o providing management and advisory services to institutional investors in order to generate advisory fee revenue; and

   o matching debt maturities to lease expirations and increasing our access to capital to finance property acquisitions and expansions.

Internal Growth; Effectively Managing Assets

      Tenant Relations and Lease Compliance. We maintain close contact with our tenants in order to understand their future real estate needs. We monitor the financial, property maintenance and other lease obligations of our tenants through a variety of means, including periodic reviews of financial statements and physical inspections of the properties. We perform annual inspections of those properties where we have an ongoing obligation with respect to the maintenance of the property and for all properties during each of the last three years immediately prior to a scheduled lease expiration. Bi-annual physical inspections are undertaken for all other properties.

      Extending Lease Maturities. We seek to extend our leases in advance of their expiration in order to maintain a balanced lease rollover schedule and high occupancy levels.

      As of March 31, 2002, our scheduled lease maturities for the remainder of 2002 and each of the next four years are as follows:


                          Number of            Annual Rent
                           Leases                ($000)
                         -----------          -------------
      2002...........         2                $      777
      2003...........         1                     1,900
      2004...........         1                       337
      2005...........         7                     7,460
      2006...........        14                    12,238
                         ----------           -------------
            Total....        25                $   22,712
                         ==========           =============

      Revenue Enhancing Property Expansions. We undertake selective expansions of our properties based on tenant requirements. We believe that selective property expansions can provide us with attractive rates of return and we actively seek these opportunities.

      Property Sales and Redeployment of Assets. We may determine to sell a property if we deem the disposition to be in our best interest.

External Growth; Strategies for Acquisitions and Increasing Assets Under Management

      Focused Acquisition Parameters. We seek to enhance our net lease property portfolio through acquisitions of general purpose, efficient, well-located properties in growing markets. We have diversified our portfolio by geographic location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth in cash flow with low volatility. We believe that this diversification should help insulate us from regional recession, industry specific downturns and price fluctuations by property type. Prior to effecting any acquisition, we analyze the:

   o property's design, construction quality, efficiency, functionality and location with respect to the immediate sub-market, city and region;

   o lease integrity with respect to term, rental rate increases, corporate guarantees and property maintenance provisions;

   o  present and anticipated conditions in the local real estate market; and

   o prospects for selling or releasing the property on favorable terms in the event of a vacancy.

      We also evaluate each potential tenant's financial strength, growth prospects, competitive position within its industry and a property's strategic location and function within a tenant's operations or distribution systems. Management believes that our comprehensive underwriting process is critical to the assessment of long-term profitability of our investments.

      Operating Partnership Structure. We currently control three operating partnership subsidiaries. This operating partnership structure enables us to acquire property by issuing to a seller, as a form of consideration, OP units, which are redeemable, after certain dates, for our common shares. We believe that this structure facilitates our ability to raise capital and to acquire portfolio and individual properties by enabling us to structure transactions which may defer tax gains for a contributor of property while preserving our available cash for other purposes, including the payment of dividends and distributions.

      Acquisitions of Portfolio and Individual Net Lease Properties. We seek to acquire portfolio and individual properties that are leased to creditworthy tenants under long-term net leases. We believe there is significantly less competition for acquisitions of property portfolios containing a number of net leased properties located in more than one geographic region. We also believe that our geographic diversification, acquisition experience and access to capital will allow us to compete effectively for the acquisition of net leased properties.

      Sale/Leaseback Transactions. We seek to acquire portfolio and individual net lease properties in sale/leaseback transactions with creditworthy sellers/tenants with respect to properties that are integral to the sellers'/tenants' ongoing operations.

      Build-to-Suit Properties. We may also acquire, after construction has been completed, "build-to-suit" properties that are entirely pre-leased to their intended corporate users. As a result, we do not assume the risk associated with the construction phase of a project, except with respect to expansions of properties we own.

Strategic Joint Venture Co-Investment Program

      In 1999, we entered into a joint venture agreement with The Comptroller of the State of New York, as Trustee of the Common Retirement Fund, or "CRF." The joint venture entity, Lexington Acquiport Company, LLC, or "LAC," acquires high quality office and industrial real estate properties that are net leased to investment and non-investment grade single tenant users. We and CRF have committed to make equity contributions to LAC of up to $50 million and $100 million, respectively, of which we and CRF have funded approximately $111.3 million as of the date of this prospectus. Property acquisitions will be additionally funded through the use of up to $278 million in non-recourse mortgages. As of the date of this prospectus, LAC has made investments in eight properties for $284 million. We believe that this joint venture furthers our investment objectives because:

   o  it provides for added external growth;

   o our return on invested capital is enhanced by fees earned for acquiring assets and managing the joint venture properties; and

   o  we view CRF as an astute investor and a high quality partner.

      Our affiliate, Lexington Realty Advisors, Inc., or "LRA," has a management agreement with LAC whereby LRA will perform certain services for a fee relating to the acquisition (75 basis points of cost) and management (200 basis points of rent collected annually) of the LAC investments.

      In December 2001, we and CRF announced the expansion of this joint venture. We and CRF have committed to fund an additional $50 million and $150 million, respectively, to purchase up to $560 million in single tenant net lease office and industrial properties. LRA, in addition to earning fees as discussed above, earns 50 basis points for all mortgage debt directly placed.

Revenue Enhancement from Advisory Services

      In 2000, LRA entered into an advisory and asset management agreement to invest and manage $50 million of equity on behalf of a private investment fund. The investment program could, depending on leverage utilized, acquire between $140 and $150 million in single tenant, net leased office, industrial and retail properties in the United States. LRA earns acquisition fees (90 basis points of total acquisition costs), annual asset management fees (30 basis points of gross asset value) and a promoted interest of 16% of the return in excess of an internal rate of return of 10% earned by the private investment fund. As of the date of this prospectus, two properties have been purchased for $25.4 million under this program.

Matching Indebtedness to Lease Expirations and Increasing Access to Capital

      Matching Indebtedness to Lease Expirations. We seek to enter into mortgage loans with maturities that generally match the terms of the corresponding leases. This allows us to reduce the risk associated with refinancing our indebtedness.

      Increasing Access to Capital. We are constantly pursuing opportunities to increase our access to public and private capital in order to achieve maximum operating flexibility. Our variable rate unsecured credit facility bears interest at 150-250 basis points over our option of 1, 3 or 6 month LIBOR, depending upon the level of our indebtedness, and is scheduled to mature in March 2004. As of the date of this prospectus, there are no outstanding borrowings under this $60.0 million facility.

      As a result of our financing activities, the weighted average annual interest rate on our outstanding indebtedness has been reduced from approximately 8.17% as of December 31, 1997 to approximately 7.34% as of March 31, 2002. In addition, we are constantly pursuing opportunities to increase our access to public and private capital in order to achieve maximum operating flexibility.

                                   MANAGEMENT

      Our trustees and senior executive officers are as follows:

             NAME                 AGE                    OFFICE
             ----                 ---                    ------
E. Robert Roskind                  57    Chairman of the Board of Trustees and
                                         Co-Chief Executive Officer (1)
Richard J. Rouse                   56    Vice Chairman of the Board of Trustees
                                         and Co-Chief Executive Officer
T. Wilson Eglin                    38    President, Chief Operating Officer and
                                         Trustee
Patrick Carroll                    38    Chief Financial Officer and Treasurer
William N. Cinnamond               53    Senior Vice President
Stephen C. Hagen                   59    Senior Vice President
Paul R. Wood                       42    Vice President, Chief Accounting
                                         Officer and Secretary
Janet M. Kaz                       38    Vice President
George P. Wilson                   41    Vice President
Philip L. Kianka                   45    Vice President
Natasha Roberts                    35    Vice President
Brendan P. Mullinix                27    Vice President
Geoffrey Dohrmann                  50    Trustee (2) (3)
Carl D. Glickman                   75    Trustee (1) (2)
Jack A. Shaffer                    72    Trustee (1) (2) (3)
Seth M. Zachary                    49    Trustee (3)

------------------------------
(1)   Member, Executive Committee of the Board of Trustees.
(2)   Member, Audit Committee of the Board of Trustees.
(3)   Member, Compensation Committee of the Board of Trustees.

      E. ROBERT ROSKIND has served as the Chairman of the Board of Trustees and Co-Chief Executive Officer of the Company since October 1993. He founded the LCP Group, L.P., a real estate advisory firm, in 1973 and has been its Chairman since 1976. The LCP Group, L.P. has been the general partner of various limited partnerships with which the Company has had prior dealings. Mr. Roskind received his B.S. in 1966 from the University of Pennsylvania and is a 1969 Harlan Fiske Stone Graduate of the Columbia Law School. He has been a member of the Bar of the State of New York since 1970. He is on the Board of Directors of Clarion CMBS Value Fund, Inc.

      RICHARD J. ROUSE has served as Co-Chief Executive Officer and as a trustee of the Company since October 1993. He served as President of the Company from October 1993 to April 1996, and since April 1996 has served as Vice Chairman of the Board of Trustees. Mr. Rouse graduated from Michigan State University in 1968 and received his M.B.A. in 1970 from the Wharton School of Finance and Commerce of the University of Pennsylvania.

      T. WILSON EGLIN has served as Chief Operating Officer of the Company since October 1993 and as a trustee since May 1994. He served as Executive Vice President from October 1993 to April 1996, and since April 1996 has served as the President. Mr. Eglin received his B.A. from Connecticut College in 1986.

      PATRICK CARROLL has served as Chief Financial Officer of the Company since May 1998, Treasurer since January 1999 and Vice President since November 2001. Prior to joining the Company, Mr. Carroll was, from 1993 to 1998, a Senior Manager in the real estate practice of Coopers & Lybrand L.L.P., a public accounting firm. Mr. Carroll received his B.B.A. from Hofstra University in 1986, his M.S. in Taxation from C.W. Post in 1991, and is a Certified Public Accountant.

      WILLIAM N. CINNAMOND has served as Senior Vice President and head of asset management since September 2001. Prior to joining the Company, Mr. Cinnamond served as Vice President and Office/Industrial Real

Estate Asset Management Sector Head for J.P. Morgan Fleming Asset Management, Inc. from 1989 to 2001. Mr. Cinnamond graduated from Boston University in 1970 and received his M.B.A. from Syracuse University in 1972.

      STEPHEN C. HAGEN has served as Senior Vice President of the Company since October 1996. Mr. Hagen had been associated with the LCP Group, L.P. from 1995 to 1996. Mr. Hagen received his B.S. from the University of Kansas in 1965 and his M.B.A. in 1968 from the Wharton School of Finance and Commerce of the University of Pennsylvania.

      PAUL R. WOOD has served as Vice President, Chief Accounting Officer and Secretary of the Company since October 1993. Mr. Wood received his B.B.A. from Adelphi University in 1982 and is a Certified Public Accountant.

      JANET M. KAZ has served as Vice President of the Company since May 1995 and as Asset Manager since October 1993. Ms. Kaz received her B.A. from Muhlenberg College in 1985.

      GEORGE P. WILSON has served as Vice President of the Company since December 2000 and as an Asset Manager since May 1999. Prior to joining the Company, Mr. Wilson was the Asset Manager for American Real Estate Partners, L.P., a publicly traded net lease real estate partnership from 1994 to 1999. He received his B.A. from Columbia College in 1983 and a M.S. in Real Estate Development from Columbia University in 1986.

      PHILIP L. KIANKA has served as Vice President of the Company since 1997. Prior to joining the Company, from 1985 through 1997, Mr. Kianka served as a Vice President and Senior Asset Manager at Merrill Lynch Hubbard, Inc., a real estate division of Merrill Lynch & Co., Inc. Mr. Kianka received his B.A. from Clemson University in 1978 and his M.A. from Clemson University in 1981.

      NATASHA ROBERTS has served as Vice President and as a member of the acquisition department of the Company since 1997. Prior to joining the Company, Ms. Roberts worked for Net Lease Partners Realty Advisors, a real estate advisory firm and an affiliate of Mr. Roskind from January 1995 to January 1997. Ms. Roberts received her B.F.A. from New York University in 1989.

      BRENDAN P. MULLINIX has served as a Vice President of the Company since February 2000 and as a member of the acquisitions department since October 1996. He received his B.A. from Columbia University in 1996.

      GEOFFREY DOHRMANN has served as a trustee since August 2000. Mr. Dorhmann co-founded Institutional Real Estate, Inc., a real estate-oriented publishing and consulting company in 1987 and is currently its Chairman and Chief Executive Officer. Mr. Dohrmann also belongs to the advisory boards for the National Real Estate Index, The Journal of Real Estate Portfolio Management and Center for Real Estate Enterprise Management. He is also a fellow of the Homer Hoyt Institute and holds the Counselors of Real Estate (CRE) designation.

      CARL D. GLICKMAN has served as a trustee since May 1994. He has been President of The Glickman Organization, a real estate development and management firm, since 1953. He is on the Board of Directors of Alliance Tire & Rubber Co., Ltd., Bear Stearns Companies, Inc., Jerusalem Economic Corporation Ltd. and OfficeMax Inc., as well as numerous private companies.

      JACK A. SHAFFER has served as a trustee since April 2002. Mr. Shaffer is the Principal, Co-Founder and Chairman of Jack A. Shaffer & Company LLC, a real estate investment advisory firm. Prior to starting Jack A. Shaffer & Company LLC in 2000, Mr. Shaffer served as Principal and Managing Director of Sonnenblick-Goldman Company. Mr. Shaffer is a Governor and Trustee of the Urban Land Institute.

      SETH M. ZACHARY has served as a trustee since November 1993. Since 1987, he has been a partner, and is currently the Chairman, of the law firm Paul, Hastings, Janofsky & Walker LLP, counsel to the Company.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      In January 2002, we issued 34,483 common shares to one of our officers in respect of a 15-year, 8% interest only recourse note. The note provides for forgiveness of the principal balance under certain circumstances.

      During 2001, we acquired Net 1 L.P. and Net 2 L.P., which we refer to collectively as the Net Partnerships, in a merger transaction valued at approximately $136.3 million. We issued 2,143,840 common shares (valued at $31.6 million), 44,858 OP units (valued at $661,000), $31.6 million in cash and assumed $61.4 million of third party mortgages (excluding $11.1 million in Net Partnership obligations to the Company). Our Chairman and Co-Chief Executive Officer was the controlling shareholder of the general partners of the Net Partnerships. The general partners received 44,858 OP units valued on the same basis as the limited partners for their 1% ownership interest in the Net Partnerships, which receive distributions equal to the dividends on common shares. The OP units may be redeemed in exchange for our common shares on a one-for-one basis beginning in November 2006.

      During 2001, we issued 24,620 common shares to acquire a company controlled by the Chairman and Co-Chief Executive Officer, whose sole asset was a mortgage note receivable from a 68% owned partnership of the Company.

      During 2001, we renegotiated $1,973,000 in notes receivable from two officers. The notes were originally issued in 1998 in connection with the officers' purchases of 131,000 common shares at $15.25 per common share. The new notes have a 15-year maturity, are 8% interest only, are recourse to the officers, and provide for forgiveness of the principal balances under certain circumstances.

      All related party acquisitions, sales, and loans were unanimously approved by the independent members of the Board of Trustees.

                        FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion summarizes the material federal income tax considerations to you as a prospective holder of our common shares. For a discussion of certain federal income tax considerations that may be relevant to a unitholder that exercises its right to redeem OP units, see "REDEMPTION OF OP UNITS - Tax Treatment of Redemption of OP Units" beginning on page 17 of this prospectus. The following discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all of our security holders. It does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of security holders who are subject to special treatment under the federal income tax laws including, without limitation, insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States.

      The information in this section is based on the Internal Revenue Code of 1986, as amended, which is generally referred to as the Code, existing, temporary and proposed regulations under the Code, the legislative history of the Code, current administrative rulings and practices of the IRS and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. In addition, we have not received, and do not plan to request, any rulings from the IRS concerning our tax treatment. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or that such statements will be sustained by a court if so challenged.

      EACH PROSPECTIVE PURCHASER OF COMMON SHARES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES OF AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN

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AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF
POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

      General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe that we have been organized, and have operated, in such a manner so as to qualify for taxation as a REIT under the Code and intend to conduct our operations so as to continue to qualify for taxation as a REIT. No assurance, however, can be given that we have operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the required distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by counsel. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that the actual results of our operations for any one taxable year have satisfied or will continue to satisfy such requirements.

      The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

      If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows: first, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference. Third, if we have (a) net income from the sale or other disposition of "foreclosure property", which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, as provided in temporary regulations, and assuming we do not elect to instead be taxed at the time of acquisition, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, we would be subject to tax at the highest corporate rate if we dispose of such asset during the 10-year period beginning on the date that we acquired that asset, to the extent of such property's "built-in gain" (the excess of the fair market value of such property at the time of our acquisition over the adjusted basis of such property at such time). Eighth, we will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

      Requirements for Qualification. A REIT is a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) that has the calendar year as its taxable year, (6) the beneficial ownership of which is held by 100 or more persons, (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (8) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (5), inclusive, must be met during the entire taxable year and that condition (6) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. We expect to meet the ownership test immediately after the transaction contemplated herein.

      We may redeem, at our option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Code. In addition, our Declaration of Trust includes restrictions regarding the transfer of our stock that are intended to assist us in continuing to satisfy requirements (6) and (7). Moreover, if we comply with regulatory rules pursuant to which we are required to send annual letters to our shareholders requesting information regarding the actual ownership of shares of our capital stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (7) above, we will be treated as having met the requirement. See the section entitled "DESCRIPTION OF COMMON SHARES" beginning on page 10 of this prospectus and the section entitled "RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS" beginning on page 9 of this prospectus.

      The Code allows a REIT to own wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit.

      For taxable years beginning on or after January 1, 2001, a REIT may also hold any direct or indirect interest in a corporation that qualifies as a "taxable REIT subsidiary", as long as the REIT's aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT's total assets. A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses, own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See "Asset Tests" below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm's-length.

      In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and assets tests (as discussed below). Thus, our proportionate share of the assets, liabilities, and items of gross income of the partnerships in which we own an interest are treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.

      Income Tests. In order to maintain qualification as a REIT, we must satisfy annually certain gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of qualified temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities.

      Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or an owner of 10% or more of our shares, actually or constructively own 10% or more of such tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, in order for rents received to qualify as "rents from real property," we generally must not operate or manage the property (subject to a de minimis exception as described below) or furnish or render services to the tenants of such property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary. We may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property ("Permissible Services").

      For our taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property notwithstanding the fact that we provide services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for "impermissible services" with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by us with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that we will be deemed to have received for performing "impermissible services" will be the greater of the actual amounts so received or 150% of the direct cost to us of providing those services.

      We believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be qualifying income under those tests.

      If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect, we disclosed the nature and amounts of our items of gross income in a schedule attached to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. Even if this relief provision applied, a 100% penalty tax would be imposed on the amount by which we failed the 75% or 95% test (whichever amount is greater), less an amount which generally reflects expenses attributable to earning the nonqualified income.

      Subject to certain safe harbor exceptions, any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

      Asset Tests. At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. At least 75% of the value of our total assets must be represented by real estate assets, including (1) our allocable share of real estate assets held by partnerships in which we own an interest or held by our qualified REIT subsidiaries and (2) stock or debt instruments held for not more than one year purchased with the proceeds of an offering of equity securities or a long-term (at least five years) debt offering by us, cash, cash items and government securities. In addition, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries (as defined above under "Requirements for Qualification"). Except for investments included in the 75% asset class, securities in a taxable REIT subsidiary or qualified REIT subsidiary and certain partnership interests and debt obligations, (1) not more than 5% of the value of our total assets may be represented by securities of any one issuer, (2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of a single issuer and (3) we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer.

      We believe that substantially all of our assets consist and, after the offering, will consist of (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, and (4) cash, cash items and government securities. We may also invest in securities of other entities, provided that such investments will not prevent us from satisfying the asset and income tests for REIT qualification set forth above.

      After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we inadvertently fail one or more of the asset tests at the end of a calendar quarter because we acquire securities or other property during the quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of the calendar quarter in which it arose.

      Annual Distribution Requirement. With respect to each taxable year, we must distribute to our shareholders as dividends (other than capital gain dividends) at least 90% of our taxable income. Specifically, we must distribute an amount equal to (1) 90% of the sum of our "REIT taxable income" (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and any after-tax net income from foreclosure property, minus (2) the sum of certain items of "excess noncash income" such as income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount. REIT taxable income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received.

      We will be subject to tax on amounts not distributed at regular United States federal corporate income tax rates. In addition, a nondeductible 4% excise tax is imposed on the excess of (1) 85% of our ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (2) the actual distribution to shareholders during the year (if any). Net operating losses generated by us may be carried forward but not carried back and used by us for 15 years (or 20 years in the case of net operating losses generated in our tax years commencing on or after January 1, 1998) to reduce REIT taxable income and the amount that we will be required to distribute in order to remain qualified as a REIT. As a REIT, our net capital losses may be carried forward for five years (but not carried back) and used to reduce capital gains.

      In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT taxable income. However, we may elect to treat a dividend declared and paid after the end of the year (a "subsequent declared dividend") as paid during such year for purposes of complying with the distribution test and computing REIT taxable income, if the dividend is (1) declared before the regular or extended due date of our tax return for such year and (2) paid not later than the date of the first regular dividend payment made after the declaration, but in no case later than 12 months after the end of the year. For purposes of computing the 4% excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by us in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in such quarter of such year will be deemed to have been paid by us (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by us in January of the following calendar year.

      For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of our items of income, gain or deduction by the IRS, we may be permitted to remedy such failure by paying a "deficiency dividend" in a later year together with interest and a penalty. Such deficiency dividend may be included in our deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.

      We believe that we have distributed and intend to continue to distribute to our shareholders in a timely manner such amounts sufficient to satisfy the annual distribution requirements. However, it is possible that timing differences between the accrual of income and its actual collection, and the need to make nondeductible expenditures (such as capital improvements or principal payments on debt) may cause us to recognize taxable income in excess of our net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In order to meet the distribution requirement, we might find it necessary to arrange for short-term, or possibly long-term, borrowings.

      Failure to Qualify. If we fail to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, we would be subject to federal income tax (including applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of our current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction.

      If our failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, we would not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective. In the event we were to fail to qualify as a REIT in one year and subsequently requalify in a later year, we might be required to recognize taxable income based on the net appreciation in value of our assets as a condition to requalification. In the alternative, we may be taxed on the net appreciation in value of our assets if we sell properties within ten years of the date we requalify as a REIT under federal income tax laws.

Taxation of Taxable U.S. Shareholders

      As used herein, the term "U.S. shareholder" means a holder of our common shares who (for United States federal income tax purposes) (1) is a citizen or resident of the United States, (2) is a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (3) is an estate the income of which is subject to United States federal income taxation regardless of its source or (4) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person in effect.

      As long as we qualify as a REIT, distributions made to our U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends-received deduction as to such amounts. For purposes of computing our earnings and profits, depreciation for depreciable real estate will be computed on a straight-line basis over a 40-year period. For purposes of determining whether distributions on the common shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the Class A preferred shares, if any, and second to the common shares. There can be no assurance that we will have sufficient earnings and profits to cover distributions on any common shares.

      Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income under the Code.

      Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, and will result in a corresponding reduction in the shareholder's basis in the shares. Any reduction in a shareholder's tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. We will notify shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceed the adjusted basis of a U.S. shareholder's shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets in the hands of the U.S. shareholder.

      Aside from the different income tax rates applicable to ordinary income and capital gain dividends, regular and capital gain dividends from us will be treated as dividend income for most other federal income tax purposes. In particular, such dividends will be treated as "portfolio" income for purposes of the passive activity loss limitation and shareholders generally will not be able to offset any "passive losses" against such dividends. Dividends will be treated as investment income for purposes of the investment interest limitation contained in Section 163(d) of the Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.

      In general, dividends paid by us will be taxable to shareholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.

      In general, a domestic shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder's adjusted basis of such shares. Such gain or loss will generally be short-term capital gain or loss if the shareholder has not held such shares for more than one year and will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain.

      We may elect to retain and pay income tax on net long-term capital gains. If we make such an election, you, as a holder of shares, will (1) include in your income as long-term capital gains your proportionate share of such undistributed capital gains and (2) be deemed to have paid your proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. As a holder of shares you will increase the basis in your shares by the difference between the amount of capital gain included in your income and the amount of tax you are deemed to have paid. Our earnings and profits will be adjusted appropriately.

Backup Withholding

      We will report to our domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of up to 30% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Amounts withheld as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us. See "-- Taxation of Non-U.S. Shareholders" below. Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders (persons other than U.S. shareholders, also further described below). Non-U.S. Shareholders should consult their tax advisors with respect to any such information and backup withholding requirements.

Taxation of Non-U.S. Shareholders

      The following discussion is only a summary of the rules governing United States federal income taxation of Non-U.S. Shareholders such as nonresident alien individuals, foreign corporations, foreign partnerships or other foreign estates or trusts. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

      Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below.

      For withholding tax purposes, we are currently required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Shareholder. Under the final regulations, generally effective for distributions on or after December 31, 2000, we would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, the Non-U.S. Shareholder may seek from the IRS a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

      For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, a Non-U.S. Shareholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. We are required by applicable regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

      Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is anticipated that we will continue to be a "domestically controlled REIT" after the offering. Therefore, the sale of shares will not be subject to taxation under FIRPTA. However, because our common shares are publicly traded, no assurance can be given that we will continue to qualify as a "domestically controlled REIT." If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price. Gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (1) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (2) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such nonresident alien individual has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Taxation of Tax-Exempt Shareholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While investments in real estate may generate UBTI, the Service has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling and on our intention to invest our assets in a manner that will avoid the recognition of UBTI, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of our shares with debt, a portion of its income from us, if any, will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9),
(17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

      In addition, a pension trust that owns more than 10% of our shares is required to treat a percentage of the dividends from us as UBTI (the "UBTI Percentage") in certain circumstances. The UBTI Percentage is our gross income derived from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (iii) either
(A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

      While an investment in our shares by an Exempt Organization generally is not expected to result in UBTI except in the circumstances described in the preceding paragraph, any gross UBTI that does arise from such an investment will be combined with all other gross UBTI of the Exempt Organization for a taxable year and reduced by the sum of all deductions attributable to the UBTI and $1,000. Any amount then remaining will constitute UBTI on which the Exempt Organization will be subject to tax. If the gross income taken into account in computing UBTI exceeds $1,000, the Exempt Organization is obligated to file a tax return for such year on IRS Form 990-T. We, our Board of Trustees, and any of our or their affiliates do not intend to undertake the preparation or filing of IRS Form 990-T for any Exempt Organization in connection with an investment by such Exempt Organization in our shares. Generally, IRS Form 990-T must be filed with the Service by April 15 of the year following the year in which it relates.

Taxation of Reinvested Dividends

      Shareholders who elect to participate in the Dividend Reinvestment Plan will be deemed to have received the gross amount of dividends distributed on their behalf by the Plan Agent as agent for the participants in such plan. Such deemed dividends will be treated as actual dividends to such shareholders by us and will retain their character and have the tax effects as described above. Participants that are subject to federal income tax will thus be taxed as if they received such dividends despite the fact that their distributions have been reinvested and, as a result, they will not receive any cash with which to pay the resulting tax liability.

Other Tax Considerations

      Entity Classification. A significant number of our investments are held through partnerships. If any such partnerships were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change and might preclude us from qualifying as a REIT.

      We believe that each partnership in which we hold a material interest (either directly or indirectly) is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation).

      Tax Allocations with Respect to the Properties. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as "Book-Tax Difference"). Special rules under Section 704(c) of the Code and the regulations thereunder require special allocations of income, gain, loss and deduction with respect to contributed property, which tend to eliminate the Book-Tax Difference over the depreciable lives of such property, but which may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the partnership could cause us (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all properties were to have a tax basis equal to their fair market value at the time the properties were contributed to the partnership, and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic or book income allocated to us as a result of such sale.


                                     EXPERTS

      The consolidated financial statements and related financial statement schedule included in our Annual Report on Form 10-K as of and for the year ended December 31, 2001 and incorporated by reference into this prospectus have been incorporated herein by reference in reliance on the report, also incorporated herein by reference, of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

      Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Seth M. Zachary, a partner of Paul, Hastings, Janofsky & Walker LLP, is presently serving on our Board of Trustees and will continue to do so at least until the 2003 Annual Meeting of Stockholders. As of May 31, 2002, Mr. Zachary beneficially owns 31,359 common shares and holds options to purchase an additional 40,000 common shares. Certain legal matters under Maryland law, including the legality of the common shares covered by this prospectus, will be passed on for us by Piper Rudnick LLP, Baltimore, Maryland.

====================================       ====================================

     No dealer,  salesperson or any
other person has been authorized to
give any information or to make any
representations  other  than  those
contained  in  or  incorporated  by                    83,400 Shares
reference  in  this  prospectus  in
connection  with the offer  made by
this  prospectus,  and, if given or                      LEXINGTON
made,    such     information    or                      CORPORATE
representations  must not be relied                   PROPERTIES TRUST
upon as having been  authorized  by
us.   This   prospectus   does  not
constitute  an offer to sell,  or a
solicitation of an offer to buy any
security  other than the redemption
shares offered hereby,  nor does it                     Common Shares
constitute  an  offer  to sell or a
solicitation  of any  offer  to buy
any   of  the   redemption   shares
offered    by    anyone    in   any
jurisdiction in which such offer or
solicitation is not authorized,  or        ------------------------------------
in which  the  person  making  such
offer   or   solicitation   is  not                     PROSPECTUS
qualified  to  do  so,  or  to  any
person  to whom it is  unlawful  to        ------------------------------------
make  such  offer or  solicitation.
Neither   the   delivery   of  this
prospectus   nor  any   sale   made
hereunder    shall,    under    any
circumstances,      create      any
implication  that  the  information
contained  herein is  correct as of
any  time  subsequent  to the  date
hereof.


       ------------------







                                          The date of this prospectus is _____.



====================================      ====================================

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The estimated expenses in connection with the offering are as follows:

      Securities and Exchange Commission
        registration fee...................................  $    125.60
      Accounting fees and expense..........................     5,000.00
      Legal fees and expenses..............................    23,600.00
      Miscellaneous........................................     3,000.00
                                                                --------
            TOTAL..........................................   $31,725.60
                                                              ==========


ITEM 15.      INDEMNIFICATION OF TRUSTEES AND OFFICERS.

      Our trustees and officers are and will be indemnified against certain liabilities under Maryland law, and under our Declaration of Trust. Our Declaration of Trust requires us to indemnify our trustees and officers to the fullest extent permitted from time to time by the laws of Maryland. Our Declaration of Trust also provides that, to the fullest extent permitted under Maryland law, our trustees and officers will not be liable to us or our shareholders for money damages.

      Section 2-418 of the Maryland General Corporation Law of generally permits indemnification of any trustee made a party to any proceedings by reason of service as a trustee unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or
(ii) such person actually received an improper personal benefit in money property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the trustee in connection with the proceeding; but, if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the trustee has been adjudged to be liable to the corporation, or if the proceeding is one charging improper personal benefit to the trustee, whether or not involving action in the trustee's official capacity, indemnification of the trustee is not permitted if the trustee was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the trustee did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the trustee failed to meet the requisite standard of conduct for permitted indemnification.

      The foregoing reference is necessarily subject to the complete text of our Declaration of Trust and the statute referred to above and is qualified in its entirety by reference thereto.

      We have also entered into indemnification agreements with certain officers and trustees for the purpose of indemnifying such persons from certain claims and action in their capacities as such.

ITEM 16.      EXHIBITS.

EXHIBIT NO.   EXHIBIT

 3.1          Declaration of Trust of the Company, dated December 31, 1997
              (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K
              filed January 16, 1998) *
 3.2          By-Laws of the Company (filed as Exhibit 3.2 to the Company's
              Annual Report on Form 10-K for the year ended December 31, 1997
              (the "1997 10-K")*
 3.3          Articles of Amendment of Declaration of Trust of the Company
              (filed as Exhibit 3.3 to the Company's Registration Statement on
              Form S-4 (File No. 333-70790))*
 4.1          Specimen of Common Shares Certificate of the Company (filed as
              Exhibit 3.2 to the 1997 10-K)*
 5.1          Opinion of Piper Rudnick LLP +
 23.1         Consent of Piper Rudnick LLP (included as part of Exhibit 5.1) +
 23.2         Consent of KPMG LLP+
 24           Power of Attorney (included on signature page hereto) +

----------------
*     Incorporated by reference
+     Filed herewith

ITEM 17.      UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required or to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 21, 2002.

                              LEXINGTON CORPORATE PROPERTIES TRUST

                              By:   /s/ T. Wilson Eglin
                                    ----------------------------------------
                                    T. Wilson Eglin
                                    President and Chief Operating Officer

      POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Wilson Eglin and E. Robert Roskind, jointly and severally, his attorneys-in-fact, each with power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

--------------------------------------------------------------------------------
        Signature            |     Capacity            |      Date
        ---------            |     --------            |      ----
--------------------------------------------------------------------------------
                             | Chairman of the Board,   |  June 21, 2002
/s/ E. Robert Roskind        | Co-Chief Executive       |
---------------------------- | Officer and Trustee      |
E. Robert Roskind            | (Principal Executive     |
                             |  Officer)                |
--------------------------------------------------------------------------------
                             |                          |
/s/ Richard J. Rouse         | Vice Chairman, Co-Chief  |
---------------------------- | Executive Officer and    |  June 21, 2002
Richard J. Rouse             | Trustee                  |
--------------------------------------------------------------------------------
                             |                          |
/s/ T. Wilson Eglin          | President, Chief         |
---------------------------- | Operating Officer and    |  June 21, 2002
T. Wilson Eglin              | Trustee                  |
--------------------------------------------------------------------------------
                             |                          |
/s/ Patrick Carroll          | Chief Financial          |
---------------------------- | Officer, Treasurer and   |  June 21, 2002
Patrick Carroll              | Vice President           |
--------------------------------------------------------------------------------
                             |                          |
/s/ Paul R. Wood             | Vice President, Chief    |
---------------------------- | Accounting Officer and   |  June 21, 2002
Paul R. Wood                 | Secretary                |
--------------------------------------------------------------------------------
/s/ Geoffrey Dohrmann        |                          |
---------------------------- | Trustee                  |  June 21, 2002
Geoffrey Dohrmann            |                          |
--------------------------------------------------------------------------------
/s/ Carl D. Glickman         |                          |
---------------------------- | Trustee                  |  June 21, 2002
Carl D. Glickman             |                          |
--------------------------------------------------------------------------------
/s/ Jack A. Shaffer          |                          |
---------------------------- | Trustee                  |  June 21, 2002
Jack A. Shaffer              |                          |
--------------------------------------------------------------------------------
/s/ Seth M. Zachary          |                          |  June 19, 2002
---------------------------- | Trustee                  |
Seth M. Zachary              |                          |
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

EXHIBIT NO.   EXHIBIT

 3.1          Declaration of Trust of the Company, dated December 31, 1997
              (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K
              filed January 16, 1998) *
 3.2          By-Laws of the Company (filed as Exhibit 3.2 to the Company's
              Annual Report on Form 10-K for the year ended December 31, 1997
              (the "1997 10-K")*
 3.3          Articles of Amendment of Declaration of Trust of the Company
              (filed as Exhibit 3.3 to the Company's Registration Statement on
              Form S-4 (File No. 333-70790))*
 4.1          Specimen of Common Shares Certificate of the Company (filed as
              Exhibit 3.2 to the 1997 10-K)*
 5.1          Opinion of Piper Rudnick LLP +
 23.1         Consent of Piper Rudnick LLP (included as part of Exhibit 5.1) +
 23.2         Consent of KPMG LLP+
 24           Power of Attorney (included on signature page hereto) +

----------------
*     Incorporated by reference
+     Filed herewith